PROSPECTUS
As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170054
REO PLUS, INC.

930,493 Shares of Common Stock

We are a new company formed to acquire real estate properties.  This Prospectus relates to the distribution by Akashic Ventures, Inc., a Delaware corporation, to holders of record of at least 100 shares of Akashic common stock at the close of business on October 22, 2012 (the record date set for the distribution) of 930,493 shares of our common stock. To participate in the distribution, entities that are holders of record of at least 100 shares of Akashic common stock must have provided information as to the persons who control them, as requested by Akashic. Holders of record of less than 100 shares of Akashic common stock at the close of business on October 22, 2012 (and entities holding at least 100 shares that failed to provide requested information) will receive a cash dividend per share equal to $0.12

In connection with the distribution, each stockholder of Akashic receiving our shares will receive one share of our common stock for each share of Akashic common stock owned on the record date set for the distribution.  The distribution will result in approximately 50% of the outstanding shares of our common stock being distributed to holders of Akashic common stock.   Akashic’s stockholders receiving the distributed shares will pay no consideration for the shares of our common stock comprising the distribution.  We will not receive any proceeds from the distribution.

There is no current public trading market for the shares of our common stock.  Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

Because we are not eligible to conduct an at-the-market offering, all the shares being offered to the stockholders of Akashic via the distribution must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus. We will not instruct our transfer agent to register the transfer of any sale of any of the shares being offered to the stockholders of Akashic via the distribution unless the seller provides evidence satisfactory to us that the sale occurred at a fixed price of $0.12.  The shares are being offered to the public by Akashic and each Akashic stockholder receiving the shares who chooses to resell them.
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, signed into law on April 5, 2012.  This status entails certain consequences, which are discussed herein.

For a discussion of certain risks relating to the ownership of shares of our common stock, see "RISK FACTORS" beginning on page 5. In this connection, be advised that certain risks arise because Akashic’s stockholders receiving the distributed shares who choose to sell their shares pursuant to this Prospectus will be deemed to be “underwriters” within the meaning of the Securities Act of 1933.  This status imposes upon such persons certain obligations and liabilities, which are summarized herein.  For further information in this regard, see "RISK FACTORS - RISKS RELATED TO THE DISTRIBUTION," and “THE DISTRIBUTION - Statutory Underwriters.”  We will also notify Akashic’s stockholders receiving the distributed shares of their underwriter status pursuant to a letter in the form attached to this Prospectus as Attachment A.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 9, 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	4
RISK FACTORS	5
BUSINESS	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	25
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF SHARE OWNERSHIP	30
MANAGEMENT	33
EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS	34
PRINCIPAL SHAREHOLDERS	35
SELLING STOCKHOLDER	35
THE DISTRIBUTION	38
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION	41
OTHER MATTERS	43
DESCRIPTION OF CAPITAL STOCK	43
DIVIDEND POLICY	45
USE OF PROCEEDS	45
EXPERTS	45

PROSPECTUS SUMMARY
This summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.

Company
We are a new Texas corporation formed to acquire real estate properties and assets.  See "BUSINESS."  Our offices are located at 3014 McCulloch Circle, Houston, Texas 77056.  Our telephone number is (713) 599-1910.

Distributing Company	Akashic Ventures, Inc., a Delaware corporation.

Primary Purposes of the Distribution
To separate our business from a proposed business pursuit to be undertaken by Akashic so that each of we and Akashic can (i) adopt strategies and pursue objectives appropriate to its specific business and industry, (ii) better enable itself to make acquisitions using its capital stock as consideration, (iii) better enable itself to obtain financing with respect to its particular business and projects from lenders possibly unwilling to lend to companies in the other's business, (iv) be recognized by the financial community as a distinct business, with the expectation that stockholder value will be enhanced, and (v) implement more focused incentive compensation arrangements that are tied more directly to results of its operations.

Securities to be Distributed
930,493 shares of our common stock, par value $.001 per share The shares of our common stock to be distributed will constitute approximately 50% of the outstanding shares of our common stock as of the date of the distribution.

Distribution Ratio
Each stockholder of Akashic holding at least 100 shares of Akashic common stock will receive one share of our common stock for each share of Akashic common stock owned on the record date. To participate in the distribution, entities that are holders of record of at least 100 shares of Akashic common stock must have provided information as to the persons who control them, as requested by Akashic. Each stockholder of Akashic holding less than 100 shares of Akashic common stock (and entities holding at least 100 shares that failed to provide requested information) will receive a cash dividend per share equal to $0.12.

Record Date	Close of business on October 22, 2012.

Delivery of Certificates	Certificates representing the shares of our common stock to which Akashic stockholders are entitled are being delivered to such Akashic stockholders simultaneously with this Prospectus.

Tax Consequences
The distribution is not being structured on a basis tax-free to Akashic stockholders, and management believes that the distribution could not be structured on such a basis.  However, depending on the tax situation of an Akashic stockholder (particularly the amount of the basis of an Akashic stockholder in his, her or its Akashic stock), an Akashic stockholder may own no tax as a result of the distribution.  See "THE DISTRIBUTION -- Certain Federal Income Tax Consequences of the Distribution."

Restriction on Resale Price
Because we are not eligible to conduct an at-the-market offering, all the shares being offered to the stockholders of Akashic via the distribution must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus.

Statutory Underwriter Obligations
Akashic's stockholders receiving the distributed shares who choose to sell their shares pursuant to this Prospectus will be deemed to be "underwriters" within the meaning of the Securities Act of 1933.  This status imposes upon such persons certain obligations and liabilities.  The principal obligation of these persons will be the delivery of a current prospectus.  The potential liabilities of these persons are provided for by federal securities laws and relate to possible misrepresentations of a material fact or the omission of a material fact from the prospectus that must be delivered.  We have agreed to indemnify Akashic's stockholders receiving the distributed shares from and against all liabilities pursuant to the Securities Act of 1933 in connection with any misrepresentation of a material fact contained in or the omission of a material fact from the prospectus used in connection with the resale of the shares being distributed, other than those based on specific information pertaining to Akashic's stockholders, such as their share ownership.  Because we have a limited operating history and very limited financial resources, our ability to provide a meaningful indemnification is at best minimal.  For more information about these matters, see "RISK FACTORS - RISKS RELATED TO THE DISTRIBUTION," and "THE DISTRIBUTION - Statutory Underwriters."  Akashic's stockholders receiving the distributed shares who do not wish to subject themselves to the preceding potential liabilities should choose not to sell their shares pursuant to this Prospectus.

Trading Market
There is no current public trading market for the shares of our common stock.  Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., Inc., with offices at 66 Exchange Place, Salt Lake City, UT 84111.

Dividend Policy
The payment and amount of cash dividends on our common stock after the distribution will be at the discretion of our Board of Directors. We have not heretofore paid any dividends, and we do not currently anticipate paying any dividends on our common stock. Our dividend policy will be reviewed by our Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon our financial position, capital requirements and such other factors as our Board of Directors believes relevant.

Risk Factors
Shareholders should carefully consider the matters discussed under the section entitled "RISK FACTORS" in this Prospectus.  We have only a limited operating history and is subject to all of the inherent risks of a developing business enterprise.  We need additional capital and have no meaningful flow of revenues.

Use of Proceeds	We will not receive any proceeds from our common stock comprising the distribution.

Inquiries Relating to the Distribution	Inquiries relating to the distribution should contact Richard J. Church, by mail at our offices at 3014 McCulloch Circle, Houston, Texas 77056, or by telephone at 713/599-1910.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus under the captions "PROSPECTUS SUMMARY," "RISK FACTORS," and "BUSINESS" are not historical facts, but are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These statements regard:

*	Our belief regarding the tax treatment of the distribution
*	Our belief regarding ability to expand rapidly in the future
*	Our belief regarding our being subject to the Investment Company Act of 1940
*	Our belief regarding the commercially reasonableness of the terms of the acquisition of our sole current property interest
*	Our belief that the distribution is in the best interest of Akashic and Akashic’s stockholders and us
*	Our belief regarding the opportunities in the real estate market created by the recent recession
*	Our belief regarding the opportunities offered by distressed markets
*	Our belief regarding our ability to identify and acquire under-performing properties and turning them around and repositioning them
*	Our belief regarding our greater ability to procure additional financing and complete additional acquisitions after the completion of the distribution
*	Our belief regarding the benefits of the distribution
*	Our belief regarding our ability to grow our business
*	Our belief regarding our ability to reduce our exposure to inflationary cost increases due to escalation clauses included in our leases
*	Our belief regarding the geographic markets throughout the United States on which we may focus
*	Our belief regarding the manner in which potential acquisitions may be brought to our attention
*	Our belief regarding the number of shares of our common stock that should become generally freely tradable as a result of the distribution
*	Our belief regarding the natural appreciation in value that properties acquired in the near future should experience as demand for such properties increases
*	Our belief regarding our net leases' typically obligating our tenants to cover costs associated with compliance with the Americans with Disabilities Act of 1990
*	Our belief regarding the types and locations of properties that we will generally seek
*	Our belief regarding our ability to consider numerous additional properties
*	Our belief regarding our payment to our existing or future officers, directors or shareholders or any affiliated entity of any finder’s fee, consulting fee or other compensation
*	Our belief regarding the factors that we will consider in evaluating a prospective target acquisition
*	Our belief regarding the manner in which due diligence investigations of prospective target acquisitions will be conducted and the person who will conduct such investigations
*	Our expectations regarding the purchase of insurance by us or our tenants
*	Our expectations regarding the trading of our stock and its trading price
*	Our expectations regarding our level of employees
*	Our expectations regarding the payment of management and director remuneration
*	Our expectations regarding the payment of dividends
*	Our expectations regarding the manner in which acquisition prospects will be presented to us

Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS."  As a result, these forward-looking statements represent our judgment as of the date of this filing.  The Company does not express any intent or obligation to update these forward-looking statements.

RISK FACTORS

The securities covered by this prospectus involve a high degree of risk and, therefore, should be considered extremely speculative.  Prospective investors should read the entire prospectus and carefully consider, among the other factors and financial data described herein, the following risk factors:

RISKS RELATED TO OUR BUSINESS

 Our extremely limited history makes an evaluation of our future extremely difficult, and profits are not assured.  At this stage of our business operations, even with our good faith efforts, potential investors have a possibility of losing their investment.

Our company was organized in August 2009 for the purposes of engaging in the real estate business.  We currently have only one meaningful asset, and we have had no meaningful operating history upon which to base an evaluation of us and our business and prospects.  Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development.  For our business plan to succeed, we must successfully undertake most of the following activities:

*	Raise a sufficient amount of funds
*	Identify and complete suitable acquisitions
*	Enter into favorable agreements with third parties regarding a variety of matters
*	Implement and successfully execute our business and marketing strategy
*	Respond to competitive developments
*	Attract, retain and motivate qualified personnel

There can be no assurance that we will be successful in undertaking such activities.  Our failure to undertake successfully most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations.  In addition, we could incur operating losses for the foreseeable future.  There can be no assurance that we will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that (if ever attained) we will be able to sustain profitability in any future period.  Moreover, our business may fail for a variety of reasons, such as changes in market conditions, competition, the general economy and the like.  The shares being distributed pursuant hereto should be regarded as speculative investments.  There is no assurance that investors will obtain any return on their investment, and investors will be subject to a risk of losing their entire investment.

We need additional capital in the future to finance future acquisitions.  We may not be able to raise this capital, or it may be available only on terms unfavorable to us or our shareholders, which may result in our inability to fund our working capital requirements and may harm our operational results.

We need to procure additional financing to finance future acquisitions.  If additional financing is not available on acceptable terms, we would be prevented from acquiring additional properties.  In such event, our business and financial condition could be materially adversely affected.  Moreover, any debt financing undertaken to procure funds may involve restrictions limiting our operating flexibility.  If we obtain funds through the issuance of equity securities, the following results will or may occur:

*	The percentage ownership of our existing shareholders will be reduced
*	Our shareholders may experience additional dilution in net book value per unit
*	The new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

In addition, if required operating capital is not available on acceptable terms, we could be forced to dispose of certain of our assets or curtail our operations substantially or completely, which could result in a substantial reduction or elimination of the value of our then-outstanding equity.  Our future liquidity will depend upon numerous factors, including the success of our business efforts and our capital raising activities.

Our auditor's "going concern" qualification, which questions our ability to continue as a going concern, could impair our ability to raise needed capital.

Our independent certified public accountant has added an emphasis paragraph to its report on our financial statements regarding our ability to continue as a going concern. Key to this determination is our accumulated losses and lack of revenues.  We plan on trying to raise additional equity capital and (subject thereto) to acquire additional properties that would help make us profitable.   The auditor's "going concern" qualification might impede our ability to raise funds. Our ability to continue as a going concern depends upon our ability to attain a satisfactory level of profitability, and obtain suitable and adequate financing.  There can be no assurance that we will be successful in achieving these objectives, or continuing our business without either a temporary interruption or a permanent cessation.

 Our failure to manage effectively any significant growth that we may experience could harm our operational results.

We believe that, given the right business opportunities (including the availability of needed capital), we may expand our operations rapidly and significantly.  If rapid growth were to occur, it could place a significant strain on our management, operational and financial resources.  To manage any significant growth of our operations, we will be required to undertake the following successfully:

*	Manage relationships with various strategic partners and other third parties;
*	Hire and retain skilled personnel necessary to support our business;
*	Train and manage a growing employee base; and
*	Continually develop our financial and information management systems.

                 If we fail to make adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.  For example, we could be overwhelmed by an extended number of properties such that we are unable to manage them effectively and to perceive adverse trends.  Thus, under such circumstance we could be acquiring properties at a time when we should be liquidating them.  The adverse effects of occurrence would be compounded by any use by us of debt to acquire our properties.  Our inability to manage growth effectively could materially adversely affect our business, results of operations and financial condition.

We could be harmed by the failure of third party suppliers upon whom we expect to depend to perform in accordance with our expectations and needs.

                Our operations will depend on a number of third parties, such as real estate brokers and management companies.  We will have limited control over these third parties. We will probably not have many long-term agreements with many of them.  Our inability to maintain satisfactory relationships with such third parties on acceptable commercial terms, or the failure of such third parties to maintain the quality of products and services they provide at a satisfactory standard, could materially adversely affect our business, results of operations and financial condition.

We have made an election under a recently enacted law, and this election allows us to delay the adoption of new or revised accounting standards.

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012.  As permitted under Section 102(b)(1) of this Act, we have elected to use the extended transition period for complying with new or revised accounting standards.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

RISKS RELATED TO OUR INDUSTRY

Real property investments involve certain general risks not within our control.

All real property investments are subject to considerable risks, many of which are beyond our control.  These risks (many of which are discussed in further detail herein) include:

*	adverse changes in international, national, regional or local economic, demographic and market conditions;
*	adverse changes in financial conditions of buyers, sellers and tenants of properties;
*	competition from other real estate investors with significant capital;
*	reductions in the level of demand for commercial space, and changes in the relative popularity of properties;
*	fluctuations in interest rates, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;
*	unanticipated increases in operating expenses, including, without limitation, insurance costs, labor costs, energy prices and costs of compliance with laws, regulations and governmental policies;
*	changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws and governmental fiscal policies, and changes in the related costs of compliance with laws, regulations and governmental policies; and
*	civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

Our business and financial condition could be materially adversely affected by any adverse change or development in one or more of the risks listed above.

Our inability to identify suitable acquisitions, and even the acquisitions themselves, may harm our financial results.

We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria, or consummating acquisitions or investments on satisfactory terms.  Failures in identifying or consummating acquisitions would impair the pursuit of our business plan.  Shareholders ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies that we may acquire in the future.  Moreover, our acquisition strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with acquisitions; failure of acquired businesses to achieve expected results; and difficulties entering markets in which we have no or limited experience.

The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the target acquisition may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a target acquisition or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

The failure of our properties to generate positive cash flow or to appreciate in value would most likely preclude our shareholders from realizing a return on their share ownership.

There is no assurance that our real estate investments will appreciate in value or will ever be sold at a profit. The marketability and value of the properties will depend upon many factors beyond the control of our management.  There is no assurance that there will be a ready market for the properties, since investments in real property are generally non-liquid.  The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control.  We cannot predict whether we will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.  Moreover, we may be required to expend funds to correct defects or to make improvements before a property can be sold.   We cannot assure any person that we will have funds available to correct those defects or to make those improvements.  In acquiring a property, we may agree to lockout provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property.  These lockout provisions would restrict our ability to sell a property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

            Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.  We may be unable to realize our investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

Intense competition for the acquisition of real estate properties could preclude us from completing otherwise attractive acquisitions or could cause us to pay higher prices that harm our financial results.

We compete with many other entities engaged in real estate investment activities for acquisitions of desirable properties.  These competitors may drive up the price we must pay for real estate properties, other assets or other companies that we seek to acquire or may succeed in acquiring those companies or assets themselves.  In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy.  In particular, real estate investment trusts (“REITs”) may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase.  This will result in increased demand for these assets and therefore increased prices paid for them.  If we pay higher prices for properties, our profitability will be reduced, and shareholders may experience a lower return on their investment.  Moreover, prices could become so lofty that we are unable to pay them (or we decide not to run the risks associated with these prices) such that we are effectively precluded from pursuing our business plan in a meaningful manner.

Rising operating expenses and decreases in rents at our properties could reduce our cash flow and funds available for future dividends.

            Our properties will likely be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds for that property’s operating expenses. If our competitors offer space at rental rates below market rates, or below the rental rates we charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we charge in order to retain tenants when our tenants’ leases expire.  Our properties could also be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.  Such rise in operating expenses and loss of rents could reduce our cash flows and funds available for future dividends.

Failure of our tenants to pay rent could seriously harm our operating results and financial condition.

            We may rely on rental payments from tenants of a target acquisition as a source of cash. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, a tenant may delay lease commencement, fail to make rental payments when due, decline to extend a lease upon its expiration, become insolvent or declare bankruptcy. Any tenant bankruptcy, insolvency, or failure to make rental payments when due could result in the termination of the tenant’s lease and material losses to our company. A default by a large tenant on one of these properties could have a material adverse effect on our operating results and financial condition.  In particular, if any of our significant tenants becomes insolvent, suffers a downturn in its business and decides not to renew its lease or vacates a property and prevents us from leasing that property by continuing to pay base rent for the balance of the term, it may seriously harm our business. Failure on the part of a tenant to comply with the terms of a lease may give us the right to terminate the lease, repossess the applicable property and enforce the payment obligations under the lease; however, we would be required to find another tenant. We cannot assure anyone that we would be able to find another tenant without incurring substantial costs, or at all, or that, if another tenant was found, we would be able to enter into a new lease on favorable terms.

 The bankruptcy or insolvency of our tenants under their leases could seriously harm our operating results and financial condition.

Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or its property. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude full collection of these sums. If the tenant assumes a lease in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects a lease in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover substantially less than the full value of any unsecured claims, which would harm our operating results and financial condition.

 If we are unable to promptly re-let or renew leases as they expire, our cash flow and ability to service our indebtedness, if any, may be adversely affected.

           We are subject to the risks that upon expiration of leases for space located in our buildings (a) such leases may not be renewed, (b) such space may not be re-let or (c) the terms of renewal or re-letting, taking into account the cost of required renovations, may be less favorable than the current lease terms. If we are unable to promptly re-let, or renew the leases for, a substantial portion of the space located in our buildings, or if the rental rates upon such renewal or re-letting are significantly lower than expected rental rates, or if our reserves for these purposes prove inadequate, our cash flow and ability to service our indebtedness, if any, may be adversely affected.

 Increases in our property taxes could adversely affect our cash flow and financial condition.

            Each of our properties will be subject to real and personal property taxes. These taxes on our properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities.  Many states and localities are considering increases in their income and/or property tax rates (or increases in the assessments of real estate) to cover revenue shortfalls. If property taxes increase, it may adversely affect our cash flow and financial condition.

                Inflation could cause our expenses to rise to levels that harm our operating results.

We may experience increases in our expenses, including debt service, as a result of inflation and increase in interest rates. Our exposure to inflationary cost increases in property level expenses may be reduced by escalation clauses that are included in our leases.  However, market conditions may prevent us from escalating rents.  Inflationary pressure may increase operating expenses, including labor and energy costs and, indirectly, real estate taxes, above expected levels at a time when it may not be possible for us to increase lease rates to offset these higher operating expenses. In addition, inflation can have secondary effects upon occupancy rates by decreasing the demand for office space in many of the markets in which we operate.

The foreclosure of any one or more of our properties could result in a significant loss to us.

If, after our purchase of any real estate property is concluded, we cannot meet the periodic payments required by our outside financing, we might be required to sell or refinance the property to meet our obligations.  If refinancing is not obtained or a sale is not consummated, we could default in our obligations. The remedy of the outside financier would be, among other things, to institute foreclosure proceedings against the related property, which could result in the partial or total loss of any equity in such property. The loss of any of our properties by foreclosure would probably have a materially adverse effect on our asset base and on our financial performance as our equity in the property would have to be written off.

Uninsured losses could harm our operating results.

                We expect that our tenants or we will purchase comprehensive insurance, including liability and extended coverage, with respect to our properties with limits customary for such properties.  However, certain types of losses may be either uninsurable or not economically insurable.  Such excluded risks generally include war, earthquakes, floods and punitive damages.  Should a loss occur (whether insured or uninsured), we might suffer a loss of invested capital and any profits that might be anticipated from our real estate investment and might also be unable to meet our obligations.  For example, even if insured, we would have to pay insurance deductibles, and the insurance coverage may not be sufficient to pay the full current market value or current replacement cost of the property.  Moreover, in the event of an underinsured loss with respect to a property relating to a title defect, the insurance proceeds we receive might not be adequate to restore our economic position with respect to such property.

 Environmental regulation and issues, certain of which we may have no control over, may adversely impact our business.

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Failure by us to uncover and adequately protect against environmental issues in connection with a target acquisition may subject us to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay. We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect us.

 Our future properties could contain asbestos that could lead to liability for adverse health effects and costs of remediating asbestos.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (or “ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against us for personal injury associated with ACMs.  We may be required to make substantial capital expenditures if properties we acquire contain ACMs, and these expenditures could materially adversely affect us and our operating results and financial condition.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unexpected expenditures that materially adversely affect us.

        Certain properties we acquire may be required to comply with the Americans with Disabilities Act of 1990, or the “ADA.” The ADA has separate compliance requirements for “public accommodations” and  “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom we lease properties will be obligated by law to comply with the ADA provisions, and under our net leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to shareholders. In addition, we will be required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements, and these expenditures could materially adversely affect us and our operating results and financial condition.

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. We are also not, and we intend to operate in such manner as not to be, classified as an "investment company" within the meaning of the Investment Company Act of 1940.  The management and the investment practices and policies of ours are not supervised or regulated by any Federal or state authority.  As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

 If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted

           If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

*	restrictions on the nature of our investments; and
*	restrictions on the issuance of securities.

 In addition, we may have imposed upon us certain burdensome requirements, including:

*	registration as an investment company;
*	adoption of a specific form of corporate structure; and
reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS

We highly depend on Richard J. Church. The loss of Mr. Church's services would probably harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Richard J. Church, our sole director and officer.  Mr. Church has not entered into an employment agreement or a non-compete agreement with us.   As a result, he may discontinue providing his services to us at any time and for any reason, and even thereafter might be able to commence competition with us.  We currently maintain no key person insurance on Mr. Church's life.   If we were to lose the services of Mr. Church, our ability to execute our business plan could be harmed and we may be forced to cease operations until such time as we could hire a suitable replacement for him.

Because management owns a large percentage of our outstanding stock, and cumulative voting and preemptive rights are denied to shareholders, shareholders’ ability to influence our direction will be limited.

Richard J. Church, our sole director and officer, will own (immediately after the completion of the Distribution) approximately 95% of our outstanding common stock.  Cumulative voting in the election of Directors is denied as permitted by law.  Accordingly, the holder or holders of a majority of the outstanding shares of common stock after completion of the Distribution (i.e. Mr. Church) may elect all of our Board of Directors.  Our management will exclusively make nearly all decisions with respect to the management of our business.  Investors will have little right or power to take part in the management of our business.  Although an investor is entitled to vote on certain matters, a person should not purchase any shares of common stock unless he is willing to entrust all aspects of the management of our business to our current management.  There are no preemptive rights in connection with our common stock.  Thus, the percentage ownership of existing shareholders may be diluted if we issue additional shares in the future.  In all, investors will have little (if any) ability to change the direction of our company if they believe such direction to be misguided, and we will suffer the consequence of any such misguided direction.

The inability of our management to manage our current and future operations could harm these operations and our financial results.

There can be no assurance that the current level of management will remain sufficient to perform all responsibilities necessary or beneficial for management to perform.  Our success in attracting additional qualified personnel will depend on many factors, including our ability to provide them with competitive compensation arrangements, equity participation and other benefits.  There is no assurance that (if we need to) we will be successful in attracting highly qualified individuals in key management positions.  The inability to attract such individuals will be particularly felt if we experience rapid growth, in which case we will be exposed to the risks described in the risk factor captioned “WE MAY EXPERIENCE RAPID GROWTH, AND IN SUCH CASE WE WILL NEED TO MANAGE THIS GROWTH EFFECTIVELY” above.

Our sole officer and director will allocate some portion of his time to other businesses thereby causing conflicts of interest in his determination as to how much time to devote to our affairs as well as other matters.

        Richard J. Church, our current sole executive officer and director, is not required to commit his full time to our affairs, which could create a conflict of interest when allocating his time between our operations and his other commitments.  Mr. Church is not obligated to devote any specific number of hours to our affairs.  If Mr. Church’s other activities require him to devote more substantial amounts of time to them, it could limit his ability to devote time to our affairs and could have a negative impact on our ability to pursue our business plan.  Additionally, Mr. Church and future company officers and directors may become aware of business opportunities that may be appropriate for presentation to us and the other entities to which they owe fiduciary duties.  Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  We cannot assure anyone that these conflicts will be resolved in our favor.

Limitations on claims against our officers and directors, and our obligation to indemnify them, could prevent our recovery for losses caused by them.

The corporation law of Texas allows a Texas corporation to eliminate or limit the liability of its directors to the corporation and its shareholders except whenever the director has:

(1)      Breached his or her duty of loyalty, if any, to the organization or its owners or members;
(2)      Committed an act or omission not in good faith that: (A) constitutes a breach of duty of the person to the organization; or (B) involves intentional misconduct or a knowing violation of law;
(3)      Been involved in a transaction from which the person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person's duties; or
(4)      Committed an act or omission for which the liability of a governing person is expressly provided by an applicable statute.

                Our Certificate of Formation has eliminated our directors' and officers’ personal liability to the maximum extent permitted by law.  The corporation law of Texas allows a Texas corporation to indemnify each director, officer, agent and/or employee to the extent that certain standards are met, and our Certificate of Formation provides that each director is indemnified to the maximum extent permitted by law.  Further, we may purchase and maintain insurance on behalf of any such persons whether or not we have the power to indemnify such person against the liability insured against.  Consequently, because of the actions or omissions of officers, directors, agents and employees, we could incur substantial losses and be prevented from recovering such losses from such persons.  Further, the U.S. Securities and Exchange Commission maintains that indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) is against the public policy expressed in the Securities Act, and is therefore unenforceable pursuant to Section 14 of the Securities Act.

Our acquisition of our sole current property interest from the person who owns a controlling interest in our company that was not at arms-length may have caused us to complete this acquisition on terms less favorable than if it had been completed at arms-length.

           We acquired our sole current property interest from Richard J. Church, our sole director and officer for 934,500 shares of our common stock and a promissory note in the amount of $190,000.  Mr. Church originally acquired this interest in 2004 for approximately $106,000.  Based on substantive back-up procured shortly prior to these transactions, Mr. Church believes that such transactions were commercially reasonable.  However, there can be no assurance that the terms and conditions of the interest acquisition are as favorable to us as those that could have been obtained in true arms-length negotiations.  Moreover, because Mr. Church is the sole member of management for us and for Akashic, there can be no assurance that we would enforce a claim against Mr. Church arising out of any problem related to the acquisition.  Overall, the risks that we assumed in connection with this related party transaction include the possibilities that we paid too much for the property, that insufficient due diligence was conducted on the property, that the documentation governing the transaction does not adequately protect us, and that we might not enforce any rights and claims that we have or may have against Mr. Church relating to the transaction.

RISKS RELATED TO OUR SHARES

There has not been any prior trading market for our shares, and a trading market for our shares may not develop.

No established public market for the trading of shares of our common stock now exists.  Subject to the sponsorship of a market maker, shares of our common stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.  There can be no assurance as to the prices at which the shares of our common stock will trade. Until the shares of common stock comprising the Distribution are fully distributed, and an orderly market develops and even thereafter, the prices of our common stock may fluctuate significantly.  Prices for shares of our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the markets for shares of common stock, investor perception of the Company and the industry in which the Company participates, and general economic and market conditions.

The issuance of shares of our capital stock to complete property acquisitions would reduce the equity interest of our shareholders.

            Our certificate of formation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.  Immediately after the Distribution, we will have over 498,000,000 authorized but un-issued shares of our common stock available for issuance and all of the 10,000,000 shares of preferred stock available for issuance.  Although we have no commitment as of the date hereof, we could in the future issue a substantial number of additional shares of our common or preferred stock, or a combination of common and preferred stock, to complete one or more property acquisitions.  The issuance of additional shares of our common stock or any number of shares of our preferred stock:

*	may significantly reduce the equity interest of existing shareholders;
*	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock; and
*	may adversely affect prevailing market prices for our common stock.

Substantial sales of our shares may have an adverse impact on the trading price of our common stock.

Presently, 1,869,000 shares of common stock are issued and outstanding, all of which are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").  Approximately 89,443 of the shares of common stock being registered in connection with the Distribution should become generally freely tradable as a result thereof.  The remaining 1,779,557 restricted shares that will be held by an affiliate of ours could be sold under specific circumstances pursuant to Rule 144.   See "DESCRIPTION OF CAPITAL STOCK – Shares Eligible for Future Sale" for the circumstances under which these shares could be sold.  In any event, after the Distribution, the sale of these restricted shares may dilute an investor's percentage of freely tradable shares and may have a depressive effect on the price of the common stock.  Moreover, some of the recipients of shares in the Distribution may decide that they do not want to continue to hold their shares and may decide to sell them.  Any substantial sales of common stock could materially adversely affect its trading price, and might also adversely affect the Company's ability to raise additional equity capital.

The trading price of our common stock may entail additional regulatory requirements, which may negatively affect such trading price.

                We expect that the trading price of our common stock will start below $5.00 per share.  If this occurs, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act of 1934.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock.  As a consequence, the market liquidity of our common stock could be severely affected or limited by these regulatory requirements.

                Our authorized preferred stock exposes holders of our common stock to certain risks.

                Our Certificate of Formation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.001 per share.  The authorized but un-issued preferred stock constitutes what is commonly referred to as "blank check" preferred stock.  This type of preferred stock may be issued by the Board of Directors from time to time on any number of occasions, without shareholder approval, as one or more separate series of shares comprised of any number of the authorized but un-issued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights.  Such preferred stock may provide our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise.  Consequently, the preferred stock could entrench our management.  The market price of our common stock could be depressed to some extent by the existence of the preferred stock.  As of the date of this Prospectus, no shares of preferred stock had been issued.

Because our Board of Directors does not intend to pay dividends on our common stock in the foreseeable future, shareholders may have to sell their shares of our common stock to realize a return on their investment in the company.

The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor.  To date, we have paid no dividends.  Our Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.  Accordingly, a return on an investment in shares of our common stock may be realized only through a sale of such shares, if at all.

RISKS RELATED TO THE DISTRIBUTION

                The lesser scrutiny given to the disclosure in this Prospectus due to the lack of a registered broker/dealer acting as an underwriter in connection with the Distribution may have increased the possibility that a material fact relating to us may have been overlooked or misstated.

                There is no registered broker/dealer acting as an underwriter for this offering. Therefore, you will not have the benefit of a registered broker/dealer's due diligence efforts, which would typically include such broker/dealer's involvement in the preparation of information for disclosure as well as other matters.

The distribution may result in tax liability to you.

                You may be required to pay income tax on the value of your shares received in connection with the Distribution.  We believe that the Distribution will not be taxable to you as a dividend because Akashic does not have tax earnings and profits.  However, the Distribution may be taxable to you as a capital gain, depending upon the extent of your basis in your Akashic stock.  You are advised to consult your own tax advisor as to the specific tax consequences of the Distribution.

Regulatory constraints may preclude you from selling the shares being distributed to you during certain periods of time.

Because you will be deemed an “underwriter” within the meaning of the Act, you will be required to sell pursuant to this Prospectus the shares being distributed to you, unless you are able to perfect an exemption from the otherwise applicable securities offering registration requirements of the Act.  You will also need to comply with the securities law of the state in which you reside. In order to sell pursuant to this Prospectus, this Prospectus must be “current” and the Registration Statement of which this Prospectus is a part must be “effective.”  We intend to use our best efforts to keep this Prospectus “current” and the foregoing Registration Statement “effective” for an extended period after the completion of the distribution.  However, maintenance of a current prospectus and an effective registration statement will subject us to substantial continuing expenses for legal and accounting fees, and you can have no assurance that we will be able to maintain a current prospectus and an effective registration statement for any period of time after the completion of the distribution.  You may not be able to sell the shares being distributed to you because of our inability to maintain a current prospectus and an effective registration statement, and this could diminish the value of the shares being distributed to you.

You will need to deliver this Prospectus, and any amendments and supplements to it in connection with future resales of the shares being distributed to you.

Because you will be deemed an “underwriter” within the meaning of the Act, you will need to deliver an up-to-date prospectus in connection with future resales pursuant to this Prospectus of the shares being distributed to you.  This requirement imposes an additional burden, which will entail contacting us to confirm that you have an up-to-date prospectus as well as delivering such prospectus to the purchaser.  Such requirement will make sales of the shares being distributed to you more difficult than customary brokerage transactions.

You may be subject to certain liabilities in connection with future resales of the shares being distributed to you.

Because you will be deemed an “underwriter “within the meaning of the Act, you may be subject to certain statutory liabilities of the Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Securities Exchange Act of 1934 in connection with the resale pursuant to this Prospectus of the shares being distributed to you.  Essentially, these statutes impose liability on you for any misrepresentation of a material fact or the omission of a material fact from the prospectus used in connection with the resale of the shares being distributed to you.  We intend to use our best efforts to include accurate descriptions of all material facts in this and future prospectuses.  However, you can have no assurance that we will be successful in this endeavor.  We have agreed to indemnify you from and against all liabilities pursuant to the Act in connection with any misrepresentation of a material fact or the omission of a material fact from the prospectus used in connection with the resale of the shares being distributed to you, other than those based on specific information pertaining to you, such as your share ownership.  You should be aware that since we have a limited operating history and very limited financial resources, our ability to provide a meaningful indemnification is at best minimal.  Before any resale of the shares being distributed to you, you should consult with your legal advisor about potential liabilities in connection with the resale pursuant to this Prospectus.

Recipients of shares who do not wish to expose themselves to the underwriter obligations and potential liabilities described above may be required to wait for a “liquidity” event before realizing a return on the shares received.

Recipients of shares who do not wish to expose themselves to the underwriter obligations and potential liabilities described above may choose not to resell pursuant to this Prospectus the shares being distributed to them.  In this case, they would need to find another means for selling these shares, and they have no assurance that they will be able to do so.  In such a case, they will be required to wait for a “liquidity” event (such as a sale of our company) before realizing a return on the shares being distributed.  They have no assurance that such an event will occur.  In the absence of such an event, the only return that they would have would be on dividends paid to them, and dividends cannot be expected for the foreseeable future, if at all.

For all of the aforesaid reasons and others set forth herein, the shares covered by this Prospectus involve a high degree of risk.  Shareholders should be aware of these and other factors set forth in this Prospectus.

BUSINESS

Introduction

                REO Plus, Inc. (the "Company") was incorporated on August 10, 2009 under the laws of the State of Texas.  The Company will exist for a perpetual term until dissolved by its directors and shareholders.  The address of the Company is 3014 McCulloch Circle, Houston, Texas 77056, and its telephone number is 713/599-1910.

The Company was formed by Akashic Ventures, Inc., a Delaware corporation (“Akashic”), for purposes of acquiring financially attractive real estate properties.  Akashic is a publicly held corporation that once filed reports with the Commission.  Akashic has been dormant from a business perspective since about the summer of 1997.  The Company believes that Akashic filed reports with the Commission pursuant to the requirements of Section 15(d) of the Securities Exchange Act of 1934, due to a prior registered public offering undertaken by Akashic.  The Company believes that Akashic ceased to be subject to these reporting requirements, although it may have failed to make a proper filing to report this development.  Richard J. Church acquired control of Akashic in May 18, 2008.  He is now the sole director and officer of Akashic.  Mr. Church is the sole promoter of the Company, and he is serving and expects to continue to serve for the foreseeable future as the Company's sole director, and the Company’s President, Treasurer and Secretary.

When the Company was formed in August 2009, Akashic contributed $27,500 to the Company’s capital, and in consideration thereof the Company issued to Akashic 934,500 shares of Company common stock, thereby making Akashic the Company’s initial shareholder.  The Company had no shareholder prior to such time.

Until early 2010, Mr. Church was a 40% owner of Ananda Investments, LLC (“Ananda”), a Texas limited liability company that owns a particular real estate property near and west of downtown Houston, Texas.  This 40% ownership is comprised of 400 units of limited liability company member interest.  In early 2010, Mr. Church transferred his 40% ownership in Ananda to the Company.  The Company issued to Mr. Church some of its shares of common stock as part of the purchase price for the Ananda interest.  As a result of the Ananda transfer, the Company became the largest owner of Ananda by a wide margin.   Because Ananda is member-managed, the Company exerts the greatest control over Ananda.

                Since the time of his acquisition of control of Akashic, Mr. Church has been exploring various business opportunities that Akashic could undertake.  In view of his background in the real estate business and the general condition of the real estate industry in the United States, he recently decided to cause Akashic to pursue the acquisition of financially attractive real estate properties, and he caused Akashic to form the Company as a wholly owned subsidiary for this purpose.  Due to recent developments described in the section captioned “THE DISTRIBUTION - Reasons for the Distribution,” Mr. Church believes that the Distribution is in the best interests of the Company, Akashic and Akashic’s stockholders.

Industry Background

The Company’s management believes that the recession in the United States economy that began in December 2007 created opportunities in the real estate market.  CNNMoney.com has reported that this recession, which is frequently referred to as “the Great Recession,” is generally regarded as “the worst economic downturn since the Great Depression.”  Huliq News has reported that total residential foreclosures in the United States for the two years and nine months ending with the third quarter of 2009 numbered 7,827,219, with the possibility of the total number of foreclosures reaching 25 million before the housing crisis ends.  These adverse developments in the United States residential market have had a devastating effect on housing prices.  On September 29, 2009, SEATTLEPI.COM reported that the S&P/Case-Shiller Home Price Index released on that date indicated that home prices in 20 metropolitan areas in the United States were down about 33% from a mid-2006 peak.  Moreover, CNNMoney.com has reported that United States commercial real estate is worth about $6.5 trillion and is financed by an estimated $3.1 trillion in debt, and forecasts now call for the current downturn in the commercial real estate market to rival – and perhaps even exceed – the plunge of the early 1990s, when nearly 8% of all commercial real estate loans went sour.

Due to the current economic decline and the more restrictive lending conditions in the country and the state of Texas, the demand for real estate is, and therefore the prices real estate command are, currently low relative to historic levels.  The low prices, in conjunction with the continuing low interest rates available in the market, makes this an attractive period to acquire real estate, if financing can also be acquired.

With the gradual resurgence of the United States and Texas economies and easing of capital restraints, properties acquired during this period should experience a natural appreciation in value with greater demand.  The Company feels that the forward looking U.S. stock market and the recent upward movement of the S&P/Case-Shiller Home Prices Index indicate the real estate market has bottomed and a gradual climb into a stronger market cycle can be expected.  Richard J. Church, the Company’s current sole executive officer and director, is a veteran of the 1990s Houston real estate market when just such a bottoming and resurgence took place.

Strategy

                The Company will be generally seeking well-located properties in need of capital infusion, or total redevelopment, as properties requiring more extensive real estate skills and effort, allow for the greatest appreciation on invested capital.  The properties and assets to be acquired by the Company will most likely include commercial, retail, residential and mixed-use properties.  Such properties and assets will less likely include office properties, and will almost certainly not include industrial properties.  Thus far, the Company has acquired only an interest in one property.  See “Sole Property Interest” below.

The Company will not limit itself geographically, except that the Company intends to target initially acquisitions located in the Houston, Texas area and eventually other parts of Texas.  However, as opportunities present themselves, the Company may focus its efforts on secondary and tertiary geographic markets throughout the United States, particularly in areas that have had significant declines in property values and thus possibly offer opportunities for significant appreciation.  The Company believes that distressed markets offer opportunities for the Company to acquire under-performing properties that it believes it has the capability of turning around and repositioning, thereby increasing cash flow, profitability and asset value.  The Company believes it can successfully identify such a potential target acquisition based upon the depth and the breadth of the industry experience, contacts and industry knowledge of the Company’s current management.  While since its inception the Company has identified certain acquisitions that it would have like to have completed, the Company’s lack of funds has precluded the completion of such acquisitions.  The Company believes that the public status that the Company will achieve as a result of the Distribution will ease the Company’s ability to raise funds, and make the completion of acquisitions to be identified in the future more likely. However, the Company has no assurances of this.  Richard J. Church, the Company’s current sole executive officer and director, will have responsibility for identifying acquisitions or selecting acquisitions identified by other sources.  Mr. Church has extensive experience in the real estate industry through his various real estate enterprises.  See “MANAGEMENT” for a discussion of Mr. Church’s real estate experience.

While the Company has not yet identified any additional assets or properties to acquire, the Company believes that it will be able to consider numerous additional properties.  The Company anticipates that target acquisitions will be brought to its attention from a number of brokers and other real estate professionals with whom the Company’s current management has business relationships.  Moreover, potential acquisitions may be brought to the Company’s attention by sources as a result of being solicited by the Company through calls or mailings.  In no event will any of the Company’s existing or future officers, directors or shareholders or any entity with which they are affiliated be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an acquisition.

The Company does not have any specific property acquisition under consideration, and the Company has not (nor has anyone on its behalf) contacted any prospective target acquisition or had any discussions, formal or otherwise, with respect to such a transaction.  Moreover, no one has approached the Company regarding the possible sale of any of its properties to the Company.  Additionally, the Company has not, nor has anyone on its behalf, taken any measure, directly or indirectly, to identify or locate any suitable property acquisition, nor has the Company engaged or retained any agent or other representative to identify or locate any such acquisition candidate. As a result, the Company has no assurance that it will be able to complete any further acquisitions.  In the future, the Company expects to be identifying and evaluating prospective property acquisition, performing business due diligence on prospective property acquisitions, traveling to and from the property and asset locations that represent prospective acquisitions, reviewing corporate, title, environmental, and financial documents and material agreements regarding prospective property acquisitions, selecting properties to acquire and striving to structure, negotiate and consummate acquisitions.  The Company will have certain burdens and costs with respect to these activities and certain additional risks associated with the subsequent integration of additional assets or properties into the Company’s operations.

                The Company does not presently intend to invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities (other than the Company’s current interest in Ananda Investments, LLC described immediately below), or investments in other securities such as bonds, preferred stocks or common stocks.  However, the Company's Board of Directors may elect to make these investments in the future without a vote of shareholders.

Acquisition Selection

As stated above, the Company’s management will have broad discretion in identifying and selecting prospective target acquisitions, and acquisitions are not likely to be submitted to shareholders for their consideration, and approval or rejection.  The Company has not established any other specific attributes or criteria (financial or otherwise) for prospective target acquisitions.  In evaluating a prospective target acquisition, the Company’s management will consider, among other factors, the following:

*	Management’s understanding of conditions of the particular market;
*	Management’s assessment of the attractiveness of the timing of the acquisition;
*	Management’s assessment of the financial attractiveness of a particular target relative to other available targets, and its potential for upside appreciation and return on investment;
*	Capital requirements and management’s assessment of the ability to finance a particular target;
*	Macro-economic trends;
*	Environmental risks;
*	Physical condition of the target;
*	Management’s assessment of the ability to redevelop, improve and manage a particular target;
*	Occupancy in the target vs. market;
*	Tenant profile; and
*	Lease rollover.

The Company’s policy will be to acquire assets primarily for possible capital gain.  The Company will not limit the amount or percentage of assets that will be invested in any specific property, and it will place no limits on the number or amount of mortgages that may be placed on any one piece of property.

           These criteria are not intended to be exhaustive, and the Company’s Board of Directors may change them without a vote of shareholders. Any evaluation relating to the merits of a particular acquisition will be based, to the extent relevant, on the above factors as well as other considerations believed relevant by the Company’s management in effecting an acquisition consistent with the Company’s business objective. In evaluating a prospective target acquisition, the Company will conduct an extensive due diligence review which will encompass, among other things, physical inspection of the property or assets, a review of all environmental, zoning, permitted use and title issues, and a review of all relevant financial and other information which is made available to the Company. This due diligence review will be conducted either by the Company’s management or by unaffiliated third parties the Company may engage, although the Company has no current intention to engage any such third parties.

           The time and costs required to select and evaluate a target acquisition and to structure and complete the acquisition cannot presently be ascertained with any degree of certainty.  Any costs incurred with respect to the identification and evaluation of a prospective target acquisition that is not ultimately completed will result in a loss to the Company and reduce the amount of capital available to otherwise complete other acquisitions.

                The Company expects to finance any future acquisition with a combination of a cash down payment and seller or third party financing, although the Company may in limited circumstances be able to satisfy a portion of the purchase price for a property with the Company’s equity securities.  To fund future down payments, the Company will need to procure cash from a future private equity offering.  See “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Requirements.”  The Company has no assurance that it will be able to complete successfully such a private equity offering or obtain the additionally required seller or third party financing.

The Company has not yet hired any third party property management firms, but it may do so in the future.  Any such arrangement would be made upon commercially reasonable terms.  Nevertheless, the Company itself may manage all or some of its future properties.

To the extent the Company acquires financially poor assets or properties, the Company may be affected by numerous risks inherent in the business and operations of such properties or assets.  Although the Company’s management will endeavor to evaluate the risks inherent in a particular property acquisition, the Company cannot assure anyone that the Company will properly ascertain or assess all significant risk factors.

Sole Property Interest

               Although the Company is beginning to consider additional real estate properties, the Company's only asset acquired to date consists of 400 units of limited liability company member interest (the “Units”) in Ananda Investments, LLC, a Texas limited liability company (“Ananda”).  These Units were acquired from Richard J. Church, the Company’s sole director and officer.  For additional information about the acquisition of the Units, see “EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS” and the risk factor captioned “WE ACQUIRED OUR SOLE CURRENT PROPERTY INTEREST INDIRECTLY FROM THE PERSON WHO WILL OWN A CONTROLLING INTEREST IN OUR COMPANY AFTER THE DISTRIBUTION.”

The Units represent a 40% interest in Ananda.  Ananda was formed in 2004 to own a particular real estate property.  This property features a three-story building containing 5,793 sq. ft. situated on the southeast corner of 315 Fairview and Morgan, in the Montrose district, near and west of downtown Houston, Texas.  The American Planning Association recently honored Montrose as one of the country's 10 great neighborhoods.  The entire property is leased to Fairview Cowboy Ventures, Inc., a Texas corporation (“Fairview”), until August 31, 2017 at a monthly rental rate of approximately $8,200 (for an effective annual per square foot rental rate of approximately $14.40) for the first year (with modest annual escalations thereafter), and the property has remained fully leased throughout 2010, 2011 and 2012 so far.  Fairview has an option to extend the lease for five years at escalating rates.  Fairview operates the 2,076 sq. ft. first floor as a neighborhood bar and or subleases the 3,713 sq. ft. second and third floor for a single residence.  Ananda recently completed a renovation of this property, and currently has no intention of significant changes to or improvements of this property at this time.  As a result of its renovation, this property is believed to be in excellent condition.  Moreover, the Company believes that Ananda’s property is adequately insured.  The Company also believes that Ananda will face fairly intense competition for tenants for its property.  However, the Company further believes that Ananda is probably in a fairly good competitive position relative to the Houston metropolitan market, and that Ananda’s property should generally stay fully rented, subject to certain gaps as a new tenant may be sought in the future.

This property is exceptional to Houston and the country in the following ways:

*	it is situated in an historical, eclectic and more pedestrian area,
*	the property was originally built in the 1930’s (with renovations beginning in 2006), and
*	has an added third floor containing a 20 foot long by 5.5 feet tall butt glass window and an attached 641 ft. wooden outside deck, both providing a spectacular view of downtown.

This property has a federal depreciable tax base of approximately $159,000, and is being depreciated using a straight-line method over 27 and one-half years, resulting in annual depreciation deduction of approximately $5,780.  Local authorities tax this property at a rate of approximately $2.52 per thousand dollars of appraised value, resulting in annual property taxes of approximately $8,950.

To implement permanent financing, Ananda procured third party financing in the original principal amount of $440,668.  This indebtedness accrues interest at the rate of 6.25% per annum, and is secured by the property.  It is being paid off at a 20-year amortization rate in monthly installments of $3,243.94 with a balloon payment in the approximate amount of $388,306 due and payable in October 2014.

                Although the Company carries the Units on its balance sheet at their original cost in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the Units indicates that the Units have a fair market value of approximately $225,000.  The back-up obtained in this connection included a review of eight comparable properties for sale, two land comparables, an income capitalization analysis, and an analysis of cost to rebuild, and consultations with a qualified real estate broker.

Policies with Respect to Certain Activities

The following is a discussion of certain of the Company’s investment, financing and other policies.  These policies have been determined by the Company’s Board of Directors and, in general, may be amended or revised from time to time by the Company’s Board of Directors without a vote of the Company’s stockholders.

Issuance of senior securities

To the extent that the Company’s Board of Directors determines to obtain additional capital, it may issue debt or equity securities, including senior securities.   Existing shareholders will have no preemptive rights to common or preferred stock issued in any securities offering by the Company, and any such offering might cause a dilution of a stockholder’s investment in the Company.  Additional possible effects of such an offering are described in the risk factor captioned “We need additional capital in the future to finance future acquisitions.  We may not be able to raise this capital, or it may be available only on terms unfavorable to us or the Company’s shareholders, which may result in the Company’s inability to fund the Company’s working capital requirements and may harm the Company’s operational results.”

Borrowing of money

                The Company may use a number of different sources to finance the Company’s acquisitions and operations, including cash flows from operations, seller financing, private financings (such as bank credit facilities, which may or may not be secured by the Company’s assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to the Company, or other sources that may become available from time to time, which could include asset sales and issuance of debt securities.  Any debt that the Company incurs may be recourse or non-recourse and may be secured or unsecured. The Company also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to the Company.  The Company may use the proceeds of the Company’s borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although the Company is not required to maintain any particular leverage ratio, the Company intends, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes.  The Company expects to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates.  The Company’s certificate of formation and bylaws do not limit the amount of debt that the Company may incur. The Company’s Board of Directors has not adopted a policy limiting the total amount of debt that the Company may incur.

The Company’s Board of Directors will consider a number of factors in evaluating the amount of debt that the Company may incur. If the Company adopts a debt policy, its Board of Directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of the Company’s properties, general conditions in the market for debt and equity securities, fluctuations in the market price of the Company’s common stock, growth and acquisition opportunities and other factors.  The Company’s decision to use leverage in the future to finance its assets will be at the Company’s discretion and will not be subject to the approval of the Company’s stockholders, and the Company is not restricted by the Company’s governing documents or otherwise in the amount of leverage that the Company may use.

Since its inception, the Company has acquired one property interest involving seller financing.  See "Sole Property Interest" above.

Purchase and sale (or turnover) of investments

The Company does not currently intend to dispose of any of the Company’s properties in the near future, although the Company reserves the right to do so if, based upon management’s periodic review of the Company’s portfolio, the Company’s Board of Directors determines that such action would be in the Company’s best interest.

Offering of securities in exchange for property.

Although the Company has no current plans to do so, the Company may in the future issue shares of common stock or units in connection with acquisitions of property.  For issuances of shares in connection with acquisitions, the Company’s Board of Directors will determine the timing and size of the issuances.  The Company’s Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to the Company’s then existing shareholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.  Since its inception, the Company has acquired one property interest in exchange for the issuance of the Company’s securities.  See "Sole Property Interest" above.

Shareholder reports

The Company does not intend to make annual or other reports to security holders except as required by the proxy rules of the U.S. Securities and Exchange Commission (the “Commission”).    The annual reports required by these rules will contain financial statements certified by independent public accountants.  Inquiring persons will be directed to the Commission’s web site for a review of all of the Company’s filings.

 Activities in which the Company does not expect to participate

The Company does not intend to make loans to other persons, invest in the securities of other issuers for the purpose of exercising control, underwrite securities of other issuers, and repurchase or otherwise reacquire its shares or other securities.  Moreover, the Company has not engaged in any of the preceding activities since its inception

Policies applicable to directors and officers

The Company’s certificate of formation and bylaws do not restrict any of the Company’s directors, officers, stockholders or affiliates from having a pecuniary interest in an investment to be acquired or disposed of or transaction in which the Company has an interest, or from conducting, for their own account, business activities of the type the Company conducts.  Since its inception, the Company has acquired one property interest from the Company’s sole officer and director.  See “Sole Property Interest” above.  However, the Company does not presently intend to engage in a similar transaction in the future, although this intention could change.  In the case of unlikely future transaction involving a related party, the Company’s Board of Directors will review the relevant facts and circumstances (including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party) before approving such transaction.  However, the Company cannot assure anyone that this policy will always be successful in protecting fully the interests of all shareholders.

Regulations

Environmental Regulations

                Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions that directly impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with a target acquisition may subject the Company to liability as buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. The Company may be held liable for such costs as a subsequent owner of such property. Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, the Company may also be held responsible for the entire payment of the liability if the Company is subject to joint and several liability and the other responsible parties are unable to pay.  The Company may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner that could adversely affect the Company.

Certain laws and regulations govern the removal, encapsulation or disturbance of asbestos containing materials (“ACMs”), when those materials are in poor condition or in the event of building renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws may also impose liability for a release of ACMs and may enable third parties to seek recovery against the Company for personal injury associated with ACMs. There may be ACMs at certain of the properties the Company acquires.

Americans with Disabilities Act

                Certain properties the Company acquires may be required to comply with the Americans with Disabilities Act of 1990, or the ADA. The ADA has separate compliance requirements for “public accommodations” and  “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. While the tenants to whom the Company leases properties will be obligated by law to comply with the ADA provisions, and under the Company’s leases will typically be obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of such tenants to cover costs could be adversely affected and the Company could be required to expend its own funds to comply with the provisions of the ADA, which could adversely affect the Company’s results of operations and financial condition and its ability to make distributions to shareholders. In addition, the Company will be required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to the Company’s properties. The Company may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on the Company.

Jumpstart Our Business Startups Act

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012.  Under this law, the Company is an "emerging growth company."  This status entails significant advantages, which are discussed below.  To be an "emerging growth company," a company must have:

*           less than $1 billion in annual revenue
*           gone public after December 8, 2011
*           issued no more than $1 billion in debt
*           floated no more than $700 million in stock

Companies meeting these requirements have the following significant advantages:

*	They must report only two years of audited financial statements when they file to go public
*	They can submit a draft registration statement to the SEC for confidential review, which will not be publicly filed until at least 21 days before the road show for the offering.
*	They can "test the waters" by communicating with qualified investors to determine whether such investors might have an interest in a contemplated securities offering.
*	Underwriters of their initial public offering may be able to issue research reports on the stocks ahead of the offerings
*	They need not comply with any new or revised financial accounting standards until such date such standards are also applicable to private companies.
*	For up to five years, they will be exempt from certain disclosures dealing with executive compensation.
*	They will not be required to have an auditor attest to their internal financial controls over financial reporting
*
They are exempt from future rules of the Public Company Accounting Oversight Board (which oversee the audits of public companies) mandating auditor rotation or making modifications to the auditor report

*	They do not have to give shareholders a vote on executive compensation, or a so-called “Say-on-Pay Vote.”

An emerging growth company will lose its status as such on the earliest of the following:

*	the last day of the fiscal year in which the company had $1 billion or more in annual gross revenues
*	the last day of the fiscal year following the fifth anniversary of the company's initial public offering
*	the date on which the company has, during the previous three-year period, issued more than $1 billion in non-convertible debt
*	the date on which the company is deemed a "large accelerated filer.”

Employees

                The Company currently has no employees, and the Company expects that it will not have any employees until its business expands appreciably.  Richard J. Church, the Company’s sole director and officer, is currently the only person providing labor services on behalf of the Company.  Mr. Church is not obligated to devote any specific number of hours to the Company’s business, and he intends to devote only as much time to the Company’s business as he believes necessary.  See the risk factors in the section captioned “RISKS RELATED TO THE MANAGEMENT OF OUR BUSINESS.”

Properties and Facilities

                The only significant property that the Company owns at this time is the Company’s interest in Ananda Investments, LLC, the Texas limited liability company, which owns a 5,793 sq. ft. building situated in the Montrose district near and west of downtown Houston, Texas.  See “Sole Property Interest” above.  For now and for the foreseeable future, Richard J. Church, the Company’s sole director and officer, is making available gratuitously a small amount of office space for the Company’s corporate offices.  If the Company’s business expands appreciably, the Company will probably procure its own office space or will commence paying some reasonable fee to Mr. Church for providing office space.

Legal Proceedings

Since the date of its organization through the date of this Prospectus, the Company has not been involved in any legal proceedings.  There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

Available Information

               The Company has filed with the U.S. Securities & Exchange Commission (the “Commission”) a Registration Statement on Form S-1, amendments thereto on Form S-11 and exhibits relating thereto (collectively, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus is a part.  This Prospectus does not contain all the information set forth in the Registration Statement.  Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this Prospectus.

After the Distribution, the Company will be a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act").  As a consequence, the Company will file with the Commission Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  The Annual Reports on Form 10-K will contain audited financial statements.  After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 101 F Street, N.E., Washington, D.C. 20549, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, except federal holidays and official closings.  The Commission maintains a web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission.  The address of such site is http://www.sec.gov.  The Company's reports can be inspected at, and copies downloaded from, the Commission's web site.  Please call the Commission’s Office of Investor Education and Advocacy at 202/551-8090 for further information on inspecting reports on the Commission's web site or requesting a paper copy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

                The Company was incorporated on August 10, 2009 for purposes of acquiring financially attractive real estate properties.  The Company made its first and heretofore only property acquisition in early January 2010.  This acquisition consisted of a 40% ownership interest in Ananda Investments, LLC, a Texas limited liability company that owns a particular real estate property near and west of downtown Houston, Texas.  Because it has owned only this single asset since 2010, the Company has limited financial results to report.

The Jumpstart Our Business Startups Act, or the JOBS Act, was signed into law on April 5, 2012.  As permitted under Section 102(b)(1) of this Act, the Company has elected to use the extended transition period for complying with new or revised accounting standards.  This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, the Company’s financial statements may not be comparable to those of companies that comply with public company effective dates.

Results of Operations – REO Plus, Inc.

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Expenses.  During the first six months of 2012, the Company had expenses in the amount of $45,076 from professional fees.  These expenses represent an increase of $20,121 from expenses in the amount of $24,955 for professional fees during the first six months of 2011.  Nearly all of these professional fees were for accounting and legal fees incurred in connection with the Registration Statement of which this Prospectus is a part.  The bulk of the charges for the 2011 audit were incurred over the first six months of 2012, while the bulk of the charges for the 2010 audit were incurred over the first nine months of 2011, thus explaining in part the greater figure for expenses during the first half of 2012 versus the first half of 2011.

Other Income (Expense).  During the first six months of 2012, the Company had equity in income of its unconsolidated affiliate, Ananda Investments, LLC, in the amount of $236.  This equity in income of unconsolidated affiliate represents a $2,138 decline from the equity in income of unconsolidated affiliate in the amount of $2,374 during the first six months of 2011.  This decline resulted from a decline in Ananda’s revenues.  During the first six months of 2012, the Company had interest expense in the amount of $9,027.  All of this interest was due to Richard J. Church, our sole director and officer, as consideration for his sale to the Company in early 2010 of the ownership interest in Ananda Investments, LLC (“Ananda”) now owned by the Company.   The Company had interest expense in the amount of $6,650 during the first six months of 2011.  The additional interest expense during the first six months of 2012 relates to loans made separately by Mr. Church and Akashic to fund the Company’s operating expenses.

       Net loss.  In view of the preceding expenses (offset to some extent by equity in income of unconsolidated affiliate), the Company had a net loss in the amount of $53,867 during the first six months of 2012, or a per-share loss of $0.03, compared to net loss in the amount of $29,231 during the first six months of 2011, or a per-share loss of $0.02.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

Expenses. During fiscal 2011, the Company had expenses in the amount of $58,916 from professional fees. These expenses represent an increase of $31,235 from expenses in the amount of $27,681 from professional fees during fiscal 2010. Nearly all of these professional fees were for accounting and legal fees incurred in connection with the Registration Statement of which this Prospectus is a part. Work on this Registration Statement during fiscal 2011 and an audit of Ananda’s financial statements for two years, while such work during fiscal 2010 involved no audit regarding Ananda’s financial statements.

Other Income (Expense).  During fiscal 2011, the Company had equity in income of its unconsolidated affiliate, Ananda Investments, LLC, in the amount of $4,896.  This figure represents a $7,768 increase from the equity in loss of such unconsolidated affiliate in the amount of $2,872 during fiscal 2010.  During fiscal 2011, the Company had interest expense in the amount of $13,300.  All of this interest was paid to Mr. Church as consideration for his sale to the Company in early 2011 of the ownership interest in Ananda now owned by the Company.  The preceding figure represents a $6,650 increase from the interest expense in the amount of $6,650 during fiscal 2010, with again all of fiscal 2010 interest being paid to Mr. Church for the sale of the Ananda interest.  The increase is due to payments being made for only a part of fiscal 2010, but for all of fiscal 2011.

Net (loss).  In view of the preceding expenses, the Company had a net loss in the amount of $67,320 during fiscal 2011, or a per-share loss of $0.04, compared to net loss in the amount of $37,203 during fiscal 2010, or a per-share loss of $0.02.

Results of Operations – Ananda Investments, LLC

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Revenues.  During the first six months of 2012, Ananda had revenues in the amount of $37,014.  These revenues represent a decrease of $5,058 from revenues in the amount of $42,072 during the first six months of 2011.  This decline resulted from a portion of Ananda’s premises not being rented during the month of May 2012.

Expenses.  During the first six months of 2012, Ananda had expenses in the amount of $22,963.  These expenses are virtually unchanged from expenses in the amount of $22,382 during the first six months of 2011.

Net Income from Operations.  In view of declining revenues, Ananda had net income from operations in the amount of $14,051 during the first six months of 2012, compared to net income from operations in the amount of $19,690 during the first six months of 2011.

Other Income (Expense).  During the first six months of 2012, Ananda had interest expense in the amount of $13,461.  This interest expense is virtually unchanged from interest expense in the amount of $13,755 during the first six months of 2011.
Net Income.  In view of declining revenues, Ananda had net income in the amount of $590 during the first six months of 2012, compared to net income in the amount of $5,935 during the first six months of 2011.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010
Revenues. During fiscal 2011, Ananda had revenues in the amount of $84,179. These revenues represent an increase of $16,611 from revenues in the amount of $67,568 during fiscal 2010. This increase is due to the leasing of the second and third floors of Ananda’s property for all of fiscal 2011, while such floors were leased for only a part of fiscal 2010.
Expenses. During fiscal 2011, Ananda had expenses in the amount of $44,535. These expenses represent an increase of $2,439 from expenses in the amount of $42,096 during fiscal 2010.
Net Income from Operations. In view of the increase in revenues and stable expenses, Ananda had net income from operations in the amount of $39,644 during fiscal 2011, compared to net income from operations in the amount of $25,472 during fiscal 2010.

Other Income (Expense).  During fiscal 2011, Ananda had net interest expense in the amount of $27,403.  This net interest expense represents a decrease of $5,250 from net interest expense in the amount of $32,653 during fiscal 2010.  The decrease in interest expense for 2011 is attributable to the declining principal balance of the mortgage note, as well as the lower interest rate on the permanent financing.

Net Income (Loss).   In view of the preceding net incomes from operations and net interest expenses, Ananda had net income in the amount of $12,241 during fiscal 2011, compared to a net loss in the amount of $7,181 during fiscal 2010.

Liquidity and Capital Requirements

                The Company only recently began its pursuit of real estate acquisitions.  Currently, the Company has only one real estate interest, which is described in the section captioned “BUSINESS - Sole Property Interest” above.  The Company cannot assure anyone that it will be able to acquire any additional real estate properties due to the Company’s limited financial resources at the present.  The Company expects to finance any future acquisition with a combination of a cash down payment (probably 10% to 25% or more of the purchase price) and seller or third party financing (for the remaining approximately 75% to 90% of the purchase price), although the Company may in limited circumstances be able to satisfy a portion of the purchase price for a property with the Company’s equity securities.  The Company will need to procure cash to fund future down payments from a future private equity offering.  Moreover, the Company expects that its largest shareholder may be required to guarantee personally the Company’s seller or third party financing.

The Company is currently trying to determine the scope of the acquisitions that it wishes to pursue.  The amount of capital that the Company will need will depend on the scope of the acquisitions that the Company ultimately decides to pursue, which is uncertain at this time.  However, for the Company to acquire any additional real estate properties, the Company would be required to undertake certain financing activities.  The sources for financing would most likely be private equity sources, such as institutional investors or wealthy individuals.  The Company currently does not have any binding commitments for, or readily available sources of, additional financing.  The Company cannot assure anyone that additional financing will be available to it when needed or, if available, that such financing can be obtained on commercially reasonably terms.  If the Company does not obtain additional financing, it will not be able to acquire any additional real estate properties, and perhaps will not even be able to stay in business for that matter.  If the Company does not obtain necessary additional financing, it may be constrained to attempt to sell the sole interest that it has heretofore acquired or additional interests that it may hereafter acquire.  However, the Company cannot assure anyone that it will be able to find interested buyers or that the funds received from any such sale would be adequate to fund the Company’s activities.  Under certain circumstances, the Company could be forced to cease its operations and liquidate its remaining assets, if any.  The Company cannot assure anyone that it will be successful in obtaining necessary capital and in its acquisition activities, although the Company believes that the procurement of additional financing and the completion of additional acquisitions will be easier after the completion of the Distribution.

The Company has incurred losses since inception.  These losses have been financed by payments of expenses by Richard J. Church, the controlling stockholder of the Company.  Mr. Church has indicated that he intends to continue to pay any expenses that the Company experiences in excess of revenues for the next 12 months, but he is under no legal obligation to do so.  Accordingly, he could stop paying such expenses at any time, and the Company would be constrained to find alternative sources of payment.  The Company has no assurance that it will be able to find such alternative sources.

Known Trends

Because of the uncertainty in domestic real estate markets across the board, discerning definite trends is difficult, if not impossible.   Property values and property taxes have declined in targeted markets, but the continuation of this as a trend is uncertain.  Rents have remained fairly steady in targeted markets, but they could begin to decline if the domestic economy softens.  Management believes that most industry participants have assumed a “wait and see” approach, and the Company is evaluating opportunities on a property-by-property basis without relying upon any perceived trends.  The positive factor in today’s market is the historical lower interest rates, that may be fixed for a number of years and that significantly reduce the expense of any financing, although acquisition/refinancing loans are more difficult to obtain in today’s market and require a greater downpayment versus appraised value.

Seasonal Effects and Effects of Inflation

                Management believes that the real estate interest that it currently owns is not, and the ones that it will seek to acquire in the future will not be, subject to seasonal variations.  Management further believes that inflation will not affect the Company for the foreseeable future since the Company’s financing is fixed through September 2014, although inflation may have greater effects in future years with increased interest rates, and in ways that cannot now be determined.

Off-balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Changes in Certifying Accountant

 On or about August 1, 2012, Child, Van Wagoner & Bradshaw, PLLC (“CVB”), the principal accountant for the Company, ceased its accounting practice for SEC reporting companies.  At or about the same time Anderson Bradshaw PLLC (“Anderson Bradshaw”) was established as a successor firm to CVB to continue performing audits for SEC reporting companies.  As Anderson Bradshaw is viewed as a separate legal entity, the Company dismissed CVB as its principal accountant and engaged Anderson Bradshaw as the Company's principal accountant for the Company's fiscal year ending and the interim periods for 2012.  The decision to change principal accountants was approved by the Company’s Board of Directors.  The Company does not have a separate audit committee.

None of the reports of CVB on the Company's financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of CVB for the years ended December 31, 2011, 2010 and 2009 did include a paragraph disclosing uncertainty about the Company's ability to continue as a going concern.

For the two most recent fiscal years and any subsequent interim period through August 1, 2012 (date of dismissal), there were (i) no disagreements between the Company and CVB, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of CVB, would have caused them to make reference to the subject matter of the disagreement in connection with its report, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company provided CVB a copy of the disclosures in this section prior to the filing with the SEC and requested that CVB furnish it with a letter addressed to the SEC stating whether or not CVB agrees with the Company's statements applicable to it in this section. A copy of the letter dated September 13, 2012 furnished by CVB in response to that request is filed as Exhibit 16.1 to the Registration Statement of which this Prospectus is a part.

On or about August 1, 2012 the Company engaged Anderson Bradshaw as its principal accountant to audit the Company's financial statements as successor to CVB.  During the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted with the entity of Anderson Bradshaw regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor did the entity of Anderson Bradshaw provide advice to the Company, either written or oral, that was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

Further, during the Company's two most recent fiscal years or subsequent interim period, the Company has not consulted the entity of Anderson Bradshaw on any matter that was the subject of a disagreement or a reportable event.

The Company provided Anderson Bradshaw a copy of the disclosures in this section prior to the filing with the SEC and offered an opportunity to provide a letter addressed to the SEC if desired.  If Anderson Bradshaw provides such a letter, it will be filed subsequently as an exhibit to the Registration Statement of which this Prospectus is a part.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF SHARE OWNERSHIP

The following is a general discussion of certain of the U.S. federal income tax consequences of holding and disposing of the Company’s common stock by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury regulations, administrative interpretations and court decisions all as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, as to the matters addressed herein, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and a court could sustain such a contrary position.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Company’s common stock that is:

* *
a citizen or individual resident of the United States;
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

*	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
*
a trust if either (i) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons as described in Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of the Company’s common stock that is not a U.S. Holder.

This discussion does not address all of the tax consequences that may be relevant to specific Holders in light of their particular circumstances or the U.S. federal income tax considerations applicable to Holders subject to special treatment under U.S. federal income tax law, including, for example, brokers or dealers in securities, financial institutions, mutual funds, insurance companies, tax-exempt entities, Holders who hold the Company’s common stock as part of a hedge, appreciated financial position, straddle, or other risk reduction strategy, Holders who acquired their common stock other than for cash, Holders which are treated as partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities and Holders liable for the alternative minimum tax. Furthermore, this discussion only addresses Holders who purchase the Company’s common stock in this distribution and hold such common stock as capital assets within the meaning of Section 1221 of the Code. No information is provided herein with respect to the tax consequences of the holding or disposing of the Company’s common stock under applicable state, local or foreign laws or any estate or gift tax consequences. Prospective Holders are urged to consult their own tax advisors regarding the U.S. federal tax consequences of owning and disposing of the Company’s common stock, as well as the applicability and effect of any state, local or foreign tax laws.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Company’s common stock, the tax treatment of a partner or member in such entity will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner or member of such an entity that holds the Company’s common stock, you should consult your own tax advisor.

U.S. Holders

Distributions

                Generally, a distribution by the Company with respect to the Company’s common stock will be treated as a taxable dividend to the extent of the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading “Sales, Exchanges or Other Taxable Dispositions.” Certain Holders (including individuals) may qualify for preferential U.S. federal income tax rates in respect of dividend income. Holders that are corporations may be eligible for a dividend-received deduction in respect of a dividend distribution.

Sales, Exchanges or Other Taxable Dispositions

                Upon the sale, exchange or other taxable disposition of the Company’s common stock, a Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition, and (ii) such Holder’s adjusted tax basis in the common stock. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder’s holding period is more than one year at the time of sale or disposition. Certain Holders (including individuals) can qualify for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Distributions

Dividends paid by the Company to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder provides the Company with an IRS Form W-8BEN (or successor form) certifying its entitlement to the benefit of such treaty, or (ii) the dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides the Company with an IRS Form W-8ECI (or successor form). In the latter case, a Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. person, unless otherwise provided in an applicable income tax treaty. Additionally, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax on its after-tax effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

To the extent that the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will constitute a tax-free return of capital to the extent of a Holder’s tax basis in the common stock, and thereafter as gain from the sale or exchange of such common stock, the taxation of which is described under the heading “Sales, Exchanges or Other Taxable Dispositions.”

Sales, Exchange or Other Taxable Dispositions

Generally, a Non-U.S. holder will not be subject to U.S. federal income tax on a gain realized upon the sale, exchange or other disposition of the Company’s common stock unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States and, where a tax treaty so provides, the gain is attributable to a U.S. permanent establishment of such Non-U.S. Holder, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Company’s common stock and either (a) the Company’s common stock has ceased to be traded on an “established securities market” prior to the beginning of the calendar year in which the sale, exchange or other disposition occurs, or (b) the Non-U.S. Holder owns (actually or constructively) more than five percent of the Company’s common stock (the “Five Percent Exception”).

It is possible that the Company could become a “U.S. real property holding corporation”, in which case gains from a disposition of the Company’s common stock (including from a distribution in excess of the Company’s current and accumulated earnings and profits and in excess of a Non-U.S. Holder’s tax basis in its common stock) will be subject to tax under the Foreign Investment in Real Property Tax Act, or FIRPTA, unless the Non-U.S. Holder met the Five Percent Exception. If the gain on the disposition of common stock were to be subject to tax under FIRPTA, such Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to U.S. federal income tax in the same manner as a U.S person with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In that case, withholding tax at a rate of 10.0% of the proceeds of the sale could apply, which withholding tax would be creditable against such Non-U.S. Holder’s U.S. federal income tax liability.

Recent Developments

Legislation was recently enacted that will materially change the requirements for obtaining an exemption from U.S. withholding tax and impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. In general, and depending on the specific facts and circumstances, the failure to comply with certain certification, information reporting and other specified requirements will result in a 30% withholding tax being imposed on “withholdable payments” to such institutions and entities, including payments of dividends and proceeds from the sale of the Company’s common stock. Prospective investors should consult their tax advisors regarding this legislation and the potential implications of this legislation on their investment in the Company’s common stock

Newly enacted legislation may require certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on dividends received on, and on capital gains realized on a sale or other disposition of, the Company’s common stock, for years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on them.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with dividend payments on the Company’s common stock and the proceeds from a sale or other disposition of the common stock. A Holder will be subject to U.S. backup withholding tax on these payments if the Holder fails to provide its taxpayer identification number to the paying agent and to comply with certain certification procedures or otherwise to establish an exemption from backup withholding. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS, and other applicable requirements are satisfied.

MANAGEMENT

The sole director and executive officer of the Company is Richard J. Church, who is 59 years old.  Mr. Church has served as the Company's sole director, and the Company’s President, Treasurer and Secretary, since the Company’s formation.  Mr. Church is not an “independent” director under any independence standards available to the Company.  In 1986, Mr. Church co-founded Church Realty, a commercial and investment real estate company involved in the acquisition, holding, disposition, brokerage and management of commercial and investment properties.  In 2004, Mr. Church dissolved Church Realty to pursue personal investments in real estate and securities, activities with respect to which he has continued through the present.  Essentially, Mr. Church has been a private investor for the past five years, holding certain positions in the ventures in which he has invested, such as the following:

*           Vice President of Ananda Investments, Inc. from January 2005 to December 2009 and Managing Member of Ananda Investments, LLC. from January 2010 to present
*           President of Akashic Ventures, Inc. from May 2008 to the present
*           President of REO Plus, Inc. from January 2010 to the present

Mr. Church is a licensed real estate agent and sits on the Board of Directors of Southwestern Manufacturing Co., Inc.  Mr. Church graduated from the University of Texas at Austin, Texas in 1976 with a Bachelor of Science in electrical engineering.

The following is a discussion of Mr. Church's specific experience, qualifications, attributes and skills that qualify him to serve as a director of the Company:

*
Mr. Church began investing in real estate when he was 19 years old, and he has continued to invest in real estate for 40 years.  In his early years of investing,  he acquired a couple of investment condominiums, a small retail property on Westheimer, in the Montrose area of Houston, Texas, and a closed gas station on the Eastex Freeway that he converted into a convenience store.

*
Around 1986 during a severe downturn in the Houston real estate market, Mr. Church began buying foreclosed properties with his brother.  From 1986 to about 1988 Mr. Church and his brother acquired (through federal tax lien foreclosures) and managed several houses and a 6,000 square foot operating grocery store.  One of these houses, originally built in the 1920s, was completely renovated by Mr. Church and his brother.

*
Beginning in 1988 Mr. Church acquired his Texas real estate license and with his brother co-founded Church Realty, a commercial real estate brokerage and management company that brokered, acquired and managed commercial real estate properties.  Through 2000 Mr. Church sold thousands of residential lots, and commercial property having aggregate purchase prices in the tens of millions of dollars, including office buildings, apartments, mid-rise residential condominium complexes and retail centers.  During this period Mr. Church identified for acquisition and participated in the purchase and management of the following properties:

•	One Genesis Plaza – approximately 36,000 square feet, West Bellfort, Houston, Texas
•	Sands Point Office Building – approximately 14,400 square feet, Sands Point, Houston, Texas
•	Grey Falls Retail Center – approximately 12,000 square feet, Westheimer, Houston, Texas
• •
Eastex Frontage Land Parcel - approximately 20,000 square feet of land, Eastex Freeway, Houston, Texas
West Oaks Retail Center - approximately 42,000 square foot Retail Center, Westheimer, Houston, Texas

Mr. Church had disposed of nearly all of his interests in the preceding properties by 2004.

*
Moreover, in addition to the other real estate activities discussed herein, since 2004 Mr. Church has made private equity investments in two companies involved in real estate related businesses, Home Director, Inc. and Xtreme Structures, Inc.  In addition, Mr. Church has made private equity investments in eight Chinese-oriented, six technology-oriented, one medical-oriented and one marketing-oriented companies.  These acquisitions helped hone Mr. Church’s abilities to close acquisitions.

*
In addition, Mr. Church has been a licensed real estate agent for 22 years, has served on the Board of Directors of Southwestern Manufacturing Co., Inc. (an industrial products distributor, "SWC" herein) for over 30 years, acting as its real estate consultant on properties that SWC owns and manages, and serves as vice-president of a Condominium Owners Association, the governing body of a 76-unit condominium complex at which Mr. Church owns one rental unit.

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                As of the date of this Prospectus, the Company has paid no compensation to any member of management.  In addition, the Company has not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of its management or employees.  Management does not expect to pay any remuneration to itself (other than expense reimbursements) until such time as it is able to raise enough funds or has enough positive cash flow to do so.  Any salaries paid would be at market levels, consistent with any restrictions on salaries imposed by the investors providing the additional funds or by other financial constraints.

The Company has not entered into an employment agreement with its sole executive officer.

The authorized number of directors of the Company is presently fixed at one.  Each director will serve for a term of one year that expires at the following annual shareholders' meeting.  Each officer serves at the pleasure of the Board of Directors and until a successor has been qualified and appointed. Currently, the Company’s policy is that directors will receive no remuneration for their services as such, but that the Company will reimburse directors for any expenses incurred in attending any directors meeting.

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

               The Company acquired its sole current property interest from Richard J. Church, the Company’s sole director and officer for 934,500 shares of the Company’s common stock and a promissory note in the amount of $190,000.  The promissory note bears interest at a rate of seven percent (7.0%) per annum, and requires quarterly payments of interest in the amount of $3,325.00, with a final balloon of all outstanding principal and interest due and payable on January 1, 2020.  As of December 31, 2011, all of the outstanding principal amount of the promissory note remained outstanding.

The Company’s sole current property interest consists of 400 units of limited liability company member interest (the “Units”) in Ananda Investments, LLC, a Texas limited liability company.  The transfer of these Units was effected by the execution and delivery of an assignment and assumption agreement in which Mr. Church agreed to transfer the Units free and clear of liens and encumbrances, but otherwise made no other representations, warranties or indemnities.  Mr. Church originally acquired these Units in 2004 for approximately $106,000.  Based on substantive back-up obtained in connection with the transactions described immediately preceding, Mr. Church believes that such transactions were commercially reasonable.  However, there can be no assurance that the terms and conditions of the interest acquisition are as favorable to us as those that could have been obtained in true arms-length negotiations.  Moreover, because Mr. Church is the sole member of the Company’s management and for Akashic, there can be no assurance that the Company would enforce a claim against Mr. Church arising out of any problem related to the acquisition.  Although the Company carries the interest on its balance sheet at its original cost (less allocated losses) in accordance with generally accepted accounting principles, substantive back-up obtained in connection with the acquisition of the interest indicates that it has a fair market value of approximately $225,000.  The back-up obtained in this connection included a review of eight comparable properties for sale, two land comparables, an income capitalization analysis, and an analysis of cost to rebuild, and consultations with a qualified real estate broker.

To finance operating expenses, the Company has borrowed from Mr. Church and an entity controlled by him, a total of $120,960 on an unsecured basis.  Interest accrues on the loans at a rate of 5% per annum. The principal amount of and accrued interest on the loans is due and payable in two balloon payments, one regarding principal in the amount of $85,960 due on February 5, 2013 and the other regarding principal in the amount of $35,000 due on April 30, 2013.  If the Company does not have funds to pay these amounts as they become due, Mr. Church could extend the payment date for such loans, or he could exercise the rights of a creditor, which could include the procurement of a judgment against the Company and the exercise of the rights of a judgment creditor against the assets of the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of September 1, 2012 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director; and (iii) by all directors and officers as a group.

Name and Address of Beneficial Owner	Beneficial Ownership Prior to Distribution		Beneficial Ownership After Distribution
	Number	Percent	Number	Percent

Richard J. Church 3014 McCulloch Circle Houston, Texas 77056	1,869,000(1)	100%	1,779,557(2)	95%

Akashic Ventures, Inc. 3014 McCulloch Circle Houston, Texas 77056	934,500(3)	50%	4,007(3)	(4)

(1)
Includes 934,500 shares owned outright and 934,500 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church.  Of these shares, 934,500 are also included in the table in the figure of shares beneficially owned by Akashic Ventures, Inc.

(2)
Includes 1,775,550 shares owned outright and 4,007 shares owned by Akashic Ventures, Inc., a corporation that is controlled by Mr. Church.  Of these shares, 4,007 are also included in the table in the figure of shares beneficially owned by Akashic Ventures, Inc.

(3)	These shares are also included in the table in the figure of shares beneficially owned by Mr. Church.
(4)	Less than one percent

SELLING STOCKHOLDERS

The following table sets forth certain information as of September 1, 2012 pertaining to the beneficial ownership of shares of the Company’s common stock by Akashic Ventures, Inc.and the recipients of the shares being distributed.

Stockholder	Beneficial Ownership Prior to Offering	Number of Shares Being Offered	Beneficial Ownership After Offering (1)

Akashic Ventures, Inc.	934,500 (2)(3)	930,493	4,007
Andrew Okeson	187	187	-0-
Arnold B. Arens	187	187	-0-
Arnold Eugene Baynard	942	942	-0-

Arthur E. Schaare & Eva Schaare	187	187	-0-
Beamon Meares	252	252	-0-
Brian Paul Okeson	187	187	-0-
Carl Nosenzo & Toni Reid Nosenzo	187	187	-0-
Cesar A. Ravanzo & Luz Ravanzo	747	747	-0-
Richard J. Church	1,869,000(4)	841,050	938,507(5)
Country Mobile Stores (6)	146	146	-0-
Country Mobile Stores Inc. (6)	146	146	-0-
Dale E. Kirk	187	187	-0-
David M. Okeson	3,718	3,718	-0-
David W. Wilson & Sharon B. Wilson	187	187	-0-
Diane M. Drago Ttee Diane M Drago	150	150	-0-
Donald A. Falace	897	897	-0-
E. Jeffrey Smith & Cheryl H. Smith	187	187	-0-
Edward D. Jocham	150	150	-0-
Edward E. Mesko	187	187	-0-
Eugene Comunal	187	187	-0-
Eugene E. Rodammer	747	747	-0-
Eugene M Mealey & Patricia A	187	187	-0-
Eugene Roddamer	187	187	-0-
Frank A. Sabatino	187	187	-0-
Frank A. Mancino	150	150	-0-
Frederick M. Peoni & Lisa A. Peoni	187	187	-0-
Glenn Krechel & Ellen G. Krechel	187	187	-0-
Glenn R Johnson & Nan Johnson	187	187	-0-
Harvey J. Masseau	300	300	-0-
Jacob Perry & Lorraine Perry	187	187	-0-
James H. Carson & Penny M. Carson	747	747	-0-
James Scoggins	187	187	-0-
Jeffrey P. Okeson	1,494	1,494	-0-
Jeffrey Paul Minardi	187	187	-0-
John A. Costantino JR	187	187	-0-
John M. Defilippis	187	187	-0-
John M. Muehlman	7,462	7,462	-0-

John Niemiec & Mary Ann Niemiec	187	187	-0-
Joseph R. Drago & Diane M. Drago	187	187	-0-
Kathryn Okeson	187	187	-0-
Kevin MCcallion	374	374	-0-
Lawrence E. Steinberg	15,322	15,322	-0-
Lawrence E. Steinberg	720	720	-0-
Lawrence E. Steinberg TTEE Ilana S. Steinberg Trust A (7)	484	484	-0-
Lawrence E. Steinberg TTEE Adam J. Steinberg Trust A (7)	484	484	-0-
Lewis Family LP (8)	374	374	-0-
M & R Clark	187	187	-0-
M Terry Watts	128	128	-0-
Marc Schechtman	27,070	27,070	-0-
Margaret Talbot Wander	187	187	-0-
Mark Clark	187	187	-0-
Marvin Papillon	187	187	-0-
Michael A. Hershman	726	726	-0-
Michael C. Mancini & Kathleen A.	187	187	-0-
Michael Muzychko & Joyce Muzychko	747	747	-0-
Nuemann C. Marlett & Diane C.	187	187	-0-
Pat D'apolito & Beverly D'apolito	187	187	-0-
Peter Dachisen & Barbara Dachisen	187	187	-0-
Peter W. Andresen & Ruth Andresen	747	747	-0-
Peter Wengryn	374	374	-0-
Ralph A. Jiorle & Lucy A. Jiorle	187	187	-0-
Raymond Jones	150	150	-0-
Rebecca Jane Hilsenrath	8,000	8,000	-0-
Richard D. Stem & Melanie M. Stem	374	374	-0-
Richard L. Mooney	187	187	-0-
Robert Donald	150	150	-0-
Robert G. Jocham	150	150	-0-
Robert W. Clark	187	187	-0-
Robert W. Clark & Mark Clark JTWROS	374	374	-0-
Ron Gardner	5,223	5,223	-0-
Ronald E. Brinkerhoff	300	300	-0-
Steven Tyler Okeson	187	187	-0-
Steven W. Okeson	1,868	1,868	-0-
Ted Raybould	150	150	-0-
William F. Tinsley	187	187	-0-
William J. Ripka	187	187	-0-

(1)	Assumes all of the shares registered are sold.
(2)
These shares were acquired from the Company in consideration of an aggregate cash purchase price of $27,500.  The issuance of these shares is claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933 (the “Act”) and Rule 506 thereunder.  No advertising or general solicitation was employed in offering these securities.  The offering and sale were made only to a single investor who is controlled by the same person who controls the Company, and subsequent transfers were restricted in accordance with the requirements of the Act.

(3)           These shares are also included in the share figure for Richard J. Church, whom the Company has been advised has sole voting power and sole investment power over these shares.
(4)           Of these shares, 934,500 are also included in the share figure for Akashic Ventures, Inc.
(5)
Includes 934,500 shares owned outright and 4,007 shares expected to be owned by Akashic Ventures, Inc. after the Distribution.  This figure is not the exact difference between the number of shares beneficially owned by Mr. Church prior to the Distribution minus the shares being offered by Mr. Church, because this figure also reflects the additional reduction of Mr. Church’s beneficial ownership by the 89,443 shares being distributed to other stockholders of Akashic Ventures, Inc.

(6)	The Company has been advised that Albert Wilkerson and Margaret Wilkerson have shared voting power and shared investment power over these shares.
(7)	The Company has been advised that Lawrence E. Steinberg and Joel B. Steinberg have shared voting power and shared investment power over these shares.
(8)	The Company has been advised that Robert W. Lewis has sole voting power and sole investment power over these shares.

THE DISTRIBUTION
Reasons for the Distribution.

The Company was formed by Akashic Ventures, Inc., a Delaware corporation (“Akashic”), for purposes of pursuing real estate acquisitions. Akashic is a publicly held corporation that once filed reports with the Commission and traded under the symbol LPTI when named "Logiphone, Inc." It also traded under the name "Star Resources, Inc." Akashic has been dormant from a business perspective for more than a decade. Richard J. Church acquired control of Akashic on May 18, 2008. He is now the sole director and officer of both the Company and Akashic, and he owns approximately 90% of the outstanding shares in Akashic. Since the time of his acquisition of control of Akashic, Mr. Church has been exploring various business opportunities that Akashic could undertake. In view of his background in the real estate business and the general condition of the real estate industry in the United States, he recently decided to cause Akashic to pursue the acquisition of financially attractive real estate properties, and he caused Akashic to form the Company as a wholly-owned subsidiary for this purpose.

Shortly after the formation of the Company, another business opportunity presented itself to Akashic.  This opportunity involves an experimental and proprietary treatment for the acquired immunodeficiency syndrome, more frequently referred to as “AIDS,” a disease of the human immune system caused by the human immunodeficiency virus (“HIV”).  Akashic is currently exploring the formation of another wholly owned subsidiary to pursue this more recent business opportunity.

Mr. Church recognizes that publicly traded companies have certain advantages in comparison to privately traded companies because of Federal and state securities laws and certain market realities.  First, the stock of publicly traded (once properly registered) can be offered to any person.  Moreover, once purchased, the purchaser legally can sell the stock immediately or at any time thereafter to any person whom the purchaser chooses.  In addition, for many publicly traded stocks, an active trading market develops for the stock, making the stock fairly liquid and marketable, thus providing an inherent exit strategy.  Because of these advantages, publicly traded stock generally commands appreciably higher values than privately traded or restricted stock in comparable companies.  The advantages of publicly traded stock increases a corporation's ability to raise funds more easily and in larger amounts.  These advantages also give a corporation the flexibility to use such publicly traded stock (instead of cash or debt) to acquire properties and assets.  Sellers of properties and assets may prefer to receive stock rather than cash because they can do so without recognizing gain on the sale under the Federal tax code.  However, they may refuse to accept privately traded or restricted stock because of its illiquidity or unmarketability when they will readily accept publicly traded stock because of its liquidity and marketability.  Moreover, publicly traded stock permits a corporation to establish more attractive management and employee incentive plans to motivate management and employees to perform at their highest level.  Additionally there is a significant degree of risk mitigation to investors in a publicly traded company due to the market liquidity of their shares and the requirement for production of quarterly financial and management reporting of a public company, under the more strict requirements imposed by Federal and state securities laws and their more transparent reporting in a public forum.

                Notwithstanding the advantages described above, the Company’s business and AIDs treatment opportunity that Akashic would like to pursue are considerably different. The respective Board of Directors of Akashic and the Company (which both comprise Mr. Church as their sole member) have determined that it is in the best interest of Akashic and the Company to undertake the Distribution, thereby separating the business of the Company from the proposed additional business of Akashic, for the reasons described herein. Although the AIDs treatment opportunity would be pursued in a wholly owned subsidiary thereby separately this opportunity from the Company’s business from a structural standpoint, Akashic believes that having two such distinctly different businesses under the umbrella of the same holding company would be confusing to investors and financiers, and would likely reduce investors’ interest in purchasing Akashic’s stock or financiers’ interest in investing in Akashic.  The separation of the Company from Akashic while Akashic continues with the AIDs treatment opportunity in a wholly owned subsidiary seems most advantageous for each of the three companies.

                The Distribution is designed to establish the Company as a stand alone, independent company that can adopt strategies and pursue objectives appropriate to its specific business. The Distribution will enable each of Akashic and the Company to better focus on the profitable growth opportunities in their respective industries. Also, the Distribution will enhance each of Akashic's and the Company's respective abilities, as and when appropriate, to engage in strategic acquisitions in their respective existing and new lines of business through acquisitions using their own respective capital stock. Moreover, the Distribution should better enable the Company's ability, as and when appropriate, to procure financing from lenders that might otherwise be unwilling to provide financing because of the business in which Akashic proposes to engage.  In addition, Akashic and the Company believe that the separation of Akashic's proposed AIDs treatment business from the Company's recently commenced real estate business will cause the two entities to be recognized by the financial community as distinct businesses with different investment risk and return profiles. As a result of the Distribution, Akashic will be viewed in the investment community primarily as an AIDs treatment business while the Company should develop its following primarily as a real estate business. In this regard, investors will be better able to evaluate the merits and future prospects of the businesses of Akashic and the Company, enhancing the likelihood that each will achieve appropriate market recognition for its performance and potential, and thereby enhance shareholder value.  Furthermore, current shareholders and potential investors will be able to direct their investments to their specific areas of interest.  The Distribution will also allow the Company to establish its own employee stock ownership plan and other equity-based compensation plans so that there will be a more direct alignment between the performance of the Company and the compensation of employees of the Company, which, among other things, is intended to strengthen and support the Company's ability to achieve cost savings, greater efficiencies and sales growth.

                For the reasons stated above, the Akashic Board of Directors, of which Mr. Church is currently the sole member, believes that the Distribution is in the best interest of the Company, Akashic and Akashic’s shareholders. In reaching its conclusions, the Akashic Board of Directors has determined that the Distribution is fair, from a financial point of view, to Akashic’s shareholders, although the Board of Directors has not sought the opinion of any financial advisor to such effect.

Manner of Effecting the Distribution.

The Distribution consists of an aggregate of 930,493 shares of Common Stock.  The Distribution will result in 49.79% of the outstanding shares of Common Stock being distributed to holders of Akashic common stock that own at least 100 shares of Akashic common stock and (in the case of entities owning at least 100 shares of Akashic common stock) that provided requested information as to the persons who control them (“Eligible Stockholders”). Holders of Akashic common stock who are not Eligible Stockholders will receive a cash dividend per share equal to $0.12. The number of record holders of Akashic common stock who are Eligible Stockholders is approximately 83, although Akashic believes that the number of Eligible Stockholders will be slightly higher as some of them may hold their shares in the name of a nominee.  In connection with the Distribution, each Eligible Stockholder will receive one share of Common Stock for each share of Akashic common stock owned on the Record Date.  Certificates representing the number of shares of Common Stock to which Akashic stockholders are entitled are being delivered to Eligible Stockholders simultaneously with this Prospectus.  The shares of Common Stock will be fully paid and non-assessable.  The holders thereof will not be entitled to preemptive rights or cumulative voting rights. See "DESCRIPTION OF CAPITAL STOCK."  No Eligible Stockholder will be required to pay any cash or other consideration for the shares of Common Stock received in the Distribution or to surrender or exchange shares of Akashic common stock in order to receive shares of Common Stock.

Shares of Common Stock distributed to Eligible Stockholders in connection with the Distribution generally will be freely transferable.  The Company expects that such shares will be traded in the over-the-counter market, and thus may be purchased and sold through the usual investment channels, including securities broker/dealers.  Subject to the sponsorship of a market maker, the Company expects that the shares of Common Stock will be traded on the OTC Electronic Bulletin Board.  Notwithstanding the above, shares of Common Stock received in connection with the Distribution by persons who are deemed "affiliates" of the Company under the Act will be subject to certain restrictions.  Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal shareholder of the Company.  Persons who are affiliates of the Company will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act, such as the exemptions afforded by Rule 144 under the Act.

Resale Price Restriction

Because the Company is not eligible to conduct an at-the-market offering, all the shares being offered to the stockholders of Akashic via the distribution must be sold at a fixed price of $0.12 when sold hereafter pursuant to this Prospectus.

Statutory Underwriters

Akashic and each Eligible Stockholder will be “underwriters” within the meaning of the Securities Act of 1933 (the "Act").  Because of their statuses as such, Akashic and each Eligible Stockholder will be subject to the prospectus delivery requirements of the Act. Accordingly, Akashic is delivering this Prospectus in connection with the Distribution.  Moreover, in connection with future sales (pursuant to the registration statement of which this Prospectus is a part) of shares received in connection with the Distribution, each Eligible Stockholder will be required to deliver a prospectus.  Before any such sale, each Eligible Stockholder should contact the Company to confirm that he, she or it has a current prospectus and even whether the registration statement of which this Prospectus is a part is then current and in effect.  Moreover, Akashic and each Eligible Stockholder will be subject to certain statutory liabilities of the Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Securities Exchange Act of 1934. To the Company's knowledge, no Eligible Stockholder (other than Richard J. Church) has consented to such a stockholder's statutory underwriter status, although Akashic has so consented.  Eligible Stockholders who do not wish to subject themselves to the preceding obligations and potential liabilities should choose not to sell their shares pursuant to this Prospectus.

Manner of Resales

The Eligible Stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named Eligible Stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this Prospectus (all of whom may be a selling stockholder) may offer shares of Common Stock pursuant to this Prospectus.  The selling stockholders may sell all or a portion of these shares through registration under the Securities Act of 1933, as amended, from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, at a price of $0.12 per share for the duration of the offering pursuant to this Prospectus.  The selling stockholders may sell Common Stock by one or more of the following methods, without limitation:

* Block trades in which the broker or dealer so engaged will attempt to sell Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
* An exchange distribution in accordance with the rules of any stock exchange on which the Common Stock is listed;
* Ordinary brokerage transactions and transactions in which the broker solicits purchases;
* Privately negotiated transactions;

* In connection with short sales of our shares;
* Through the distribution of the Common Stock by any selling stockholder to its partners, members or stockholders;
* By pledge to secure debts of other obligations;
* In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
* Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or
* In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade.  The selling stockholders may also transfer Common Stock by gift.  We do not know of any arrangements by the selling stockholders for the sale of any Common Stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of Common Stock.  These brokers or dealers may act as principals, or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share.  If the broker-dealer is unable to sell Common Stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price.  Broker-dealers who acquire Common Stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Common Stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders may also sell Common Stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this Prospectus.  In order to comply with the securities laws of some states, if applicable, the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them.  The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders.  The number of a selling stockholder’s shares offered under this Prospectus will decrease as and when it takes such actions.  The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged.  In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this Prospectus may be delivered in connection with the short sales and the shares offered under this Prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of the selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this Prospectus is a part, as appropriate.  Any underwriters, dealers, brokers or agents participating in the distribution of Common Stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of the selling stockholders’ shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions).  Neither the Company  nor any selling stockholder can presently estimate the amount of any such compensation.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Common Stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of Common Stock by those broker-dealers.  A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer Common Stock.  A selling stockholder may also loan or pledge Common Stock offered hereby to a broker-dealer and the broker-dealer may sell Common Stock offered by this Prospectus so loaned or upon a default may sell or otherwise transfer the pledged Common Stock offered by this Prospectus.

The selling stockholders and other persons participating in the sale or distribution of Common Stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M.  This regulation may limit the timing of purchases and sales of any of Common Stock by the selling stockholders and any other person.  The anti-manipulation rules under the Exchange Act may apply to sales of Common Stock in the market and to the activities of the selling stockholders and their affiliates.  Regulation M may restrict the ability of any person engaged in the distribution of Common Stock to engage in market-making activities with respect to the particular Common Stock being distributed for a period of up to five business days before the distribution.  These restrictions may affect the marketability of Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

We have agreed to indemnify you from and against all liabilities pursuant to the Securities Act of 1933 in connection with any misrepresentation of a material fact contained in or the omission of a material fact from the prospectus used in connection with the resale of the shares being distributed to you, other than those based on specific information pertaining to you, such as your share ownership.

All selling expenses related to the securities registered shall be borne by the individual holders of such securities.

We cannot assure you that the selling stockholders will sell all or any portion of Common Stock offered by this Prospectus.  In addition, we cannot assure you that a selling stockholder will not transfer the shares of Common Stock by other means not described in this Prospectus

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

Neither the Company nor Akashic has obtained a private letter ruling from the Internal Revenue Service nor an opinion of tax counsel with respect to possible Federal income tax consequences of the Distribution.  However, the Company and Akashic are generally aware of the taxability of a corporate distribution of property pro rata to its stockholders.

Distributions by corporations to their stockholders may be taxable.  In general, where the distribution is made out of the earnings and profits of the corporation, the amount received is taxable as ordinary income.  Where distributions are made in excess of the corporation's earnings and profits, the recipient is normally not taxed to the extent of its basis in the stock.  Distributions in excess of earnings and profits and basis are normally taxed as if the stockholder had sold his stock.

As of the date of this Prospectus, Akashic had no accumulated earnings and profits.  Therefore, distributions of shares of Common Stock to Akashic stockholders are not taxable as ordinary income.  The amount of such distribution is the fair market value of the Common Stock on the date of distribution.  In this case, valuation of Common Stock is not easily possible, given the limited operating history of the Company.  There has been no attempt to place a value on the Common Stock by the management of the Company or of Akashic, and such valuation is the responsibility of each Akashic stockholder who receives Common Stock, and his or her own tax advisor.  However, in the opinion of Company management, such valuation might be reasonably placed at $0.12 per Company share as of the date of this prospectus.  This valuation is based on the Company’s estimated fair market value as a publicly registered company with no significant assets or operating history.

If an individual Akashic stockholder agrees with this estimate, the tax consequences to him are that if the adjusted tax basis of his Akashic shares is in excess of $0.12 per share (one share of Common Stock is distributed for every one Akashic share), then such Common Stock distribution to him should be considered a "non-taxable return of capital."  If an individual Akashic stockholder agrees with our estimate, the excess of $0.12 per share over the adjusted tax basis of an individual Akashic stockholder’s share will be treated as a “capital gain” and taxed accordingly.  Such $0.12 per share should then be deducted from such stockholder's Akashic per share tax basis and $0.12 per share will be the new cost basis of his or her Company stockholdings.

For domestic corporations which hold Akashic common stock, the amount of the Distribution for purposes of determining dividend income, return of capital, or capital gain will be the lesser of (i) the fair market value of the Common Stock at the date of the Distribution, or $0.12 per share if such corporate stockholder accepts the Company's valuation methodology, or (ii) its adjusted per share basis of its investment in Akashic common stock.  A domestic corporation's basis in Akashic common stock will also be the lesser of the foregoing amounts.

STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION WILL VARY FROM JURISDICTION TO JURISDICTION.  STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE APPLICABLE TAX CONSEQUENCES OF THE ISSUANCE AND DISPOSITION OF THE SHARES BEING DISTRIBUTED.

Receipt of Shares.

The receipt of shares of Common Stock will result in a taxable capital gain to Akashic stockholders to the extent that such fair value of Common Stock exceeds their tax basis in Akashic common stock at the time of issuance.

Sale of Shares.

An Akashic stockholder whose shares of Common Stock are sold will realize capital gain or loss measured by the difference between the amount realized and the stockholder's tax basis in such shares.

Holding Period.

The holding period of the shares of Common Stock received in connection with the Distribution is measured from the date that the shares are distributed to Akashic stockholders.

Other Tax Consequences.

There may be other Federal, state, local or foreign tax considerations (including potential withholding requirements) applicable to the circumstances of particular Akashic stockholders who should consult with their own tax advisors to determine the applicable tax consequences of the issuance and disposition of the shares of Common Stock being distributed.

OTHER MATTERS

The Distribution is not being made in any states or other jurisdictions in which it is unlawful to do so.  The Company may delay the commencement of the Distribution in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions.  It is not anticipated that there will be any changes in the terms of the Distribution.  The Company may, if it so determines in its sole discretion, decline to make modifications to the terms of the Distribution requested by certain states or other jurisdictions, in which event Akashic stockholders resident in such states or other jurisdictions will not be eligible to participate in the Distribution.

DESCRIPTION OF CAPITAL STOCK

Capital Stock.

The Company's authorized capital stock consists of 500,000,000 shares of Common Stock, $.001 par value per share and 10,000,000 shares of Preferred Stock, $.001 par value per share.

Common Stock.

The authorized Common Stock of the Company consists of 500,000,000 shares, par value $.001 per share.  As of the date of this Prospectus, 1,869,000 shares of Common Stock were outstanding.  All of the shares of Common Stock are validly issued, fully paid and non-assessable.  Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore.  In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any.  Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights.  Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock.

The Company's Certificate of Formation authorizes the issuance of up to 10,000,000 shares of the Company's $.001 par value preferred stock (the "Preferred Stock").  As of the date of this Prospectus, no shares of Preferred Stock were outstanding.  The Preferred Stock constitutes what is commonly referred to as "blank check" preferred stock.  "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the Preferred Stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: (i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights.  Dividends on shares of Preferred Stock, when and as declared by the Board of Directors out of any funds legally available therefore, may be cumulative and may have a preference over Common Stock as to the payment of such dividends.  The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of Common Stock or to redeem a particular series of Preferred Stock.  Depending upon the voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the power of the holders of Common Stock.  In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends.  Depending upon the consideration paid for Preferred Stock, the liquidation preference of Preferred Stock and other matters, the issuance of Preferred Stock could result in a reduction in the assets available for distribution to the holders of the Common Stock in the event of liquidation of the Company.  Holders of Preferred Stock will not have preemptive rights to acquire any additional securities issued by the Company.  Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but un-issued shares of Common Stock or Preferred Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock.  If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interest of the Company, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Shares Eligible for Future Sale.

Prior to the Distribution, there has been no public market for the Common Stock.  Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

Upon completion of the Distribution, the Company will have issued and outstanding 1,869,000 shares of Common Stock, approximately 1,779,557 of which are believed to be "restricted" or "control" shares for purposes of the Act.  "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired.  All of these restricted and control shares of Common Stock will become eligible for sale once the Company has been a reporting company with the U.S. Securities & Exchange Commission (“Commission”) for 90 days, subject to the requirements and restrictions of Rule 144.

In general, under Rule 144, six months must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company (the “Acquisition Date”).  No time needs to have lapsed in order to sell control shares. Under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such holder will be entitled to sell such Common Stock in the public market free of any restrictions and requirements; provided, however, that if such sale occurs less than one year after the Acquisition Date the Company must be current in its primary filings with the Commission.  Moreover, under Rule 144, if more than six months have elapsed since the Acquisition Date, and the holder is deemed to be or have been an affiliate of the Company at any time during the 90 days preceding a sale, such affiliate will be entitled to sell within any three-month period such number of restricted or control shares that does not exceed the greater of (a) 1% of the then outstanding shares or (b) (in certain cases not expected to apply to us soon) the average weekly trading volume during the four calendar weeks prior to such sale, provided that such affiliate complies with certain other restrictions on the manner of selling and certain notice requirements, and the Company is current in its primary filings with the Commission.

DIVIDEND POLICY

The Company has paid no cash dividends on its Common Stock, and the Company presently intends to retain earnings to finance the expansion of its business.  Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion.

USE OF PROCEEDS

The Company will not receive any proceeds from the Distribution.

EXPERTS

The financial statements and schedules of REO Plus, Inc. as of December 31, 2011 and December 31, 2010 and for the period from August 11, 2009 (inception) through December 31, 2011 have been included herein and in the registration statement in reliance upon the report of Child, Van Wagoner & Bradshaw, PLLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

ATTACHMENT A

REO PLUS, INC.
3014 McCulloch Circle
Houston, Texas 77056

November 9, 2012

To persons becoming shareholders in REO Plus, Inc. (the "Company")
by virtue of the spin-off of Company shares held by
Akashic Ventures, Inc. ("Akashic"):

The Company has filed a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the distribution and resale of 930,493 shares of the common stock of the Company (the “Shares”) to certain stockholders of Akashic.  Please refer to “Prospectus Summary” and “The Distribution” sections in the prospectus that is being furnished herewith (the “Prospectus”).

Currently, no trading market for the resale of the Shares exists, although the Company intends to try to develop one.  You can have no assurance that a trading market will develop.

As described in the Registration Statement you and certain others (collectively, the “selling stockholders”) will receive Shares.  If you choose to sell any Shares, you will be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”).  As a result, the liability provisions under the Securities Act (including, but not limited to those based on misstatements or omissions in the Prospectus) will apply to you.  The Company does hereby agree to indemnify you from and against all liabilities pursuant to the Securities Act, in connection with any misrepresentation of a material fact or the omission of a material fact from the Prospectus, other than those based on specific information pertaining to selling stockholders, such as their share ownership.  You should be aware that since we have a limited operating history and very limited financial resources, our ability to provide a meaningful indemnification is at best minimal.  If you do not wish to expose yourself to underwriter potential liabilities, your only option will be not to sell your shares and wait for a “liquidity,” such as a sale of the Company.  You can have no assurance that such an event will occur.

The selling stockholders may resell all or a portion of these shares through registration under the Securities Act from time to time in market transactions through any market on which the Shares are then traded, in negotiated transactions or otherwise, at a fixed price of $0.12 per share for the duration of the offering pursuant to the Prospectus.  For additional information on the methods of resale, you should refer to the section in the Prospectus entitled “The Distribution.”

REO PLUS, INC.

By

    Richard J. Church, President

 REO PLUS, INC.

REO PLUS, INC. FINANCIAL STATEMENTS (Interim)
Balance Sheets as of June 30, 2012 (Unaudited) and December 31, 2011	G-1
Unaudited Statements of Operations for the six months ended June 30, 2012 and 2011, and for the period from Inception (August 11, 2009) through June 30, 2012	G-2
Unaudited Statements of Changes in Stockholders' Equity (Deficit) for the period from August 11, 2009 (date of inception) through June 30, 2012	G-3
Unaudited Statements of Cash Flows for the six months ended June 30, 2012 and 2011, and for the period from Inception (August 11, 2009) through June 30, 2012	G-4
Notes to Unaudited Financial Statments	G-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To The Board of Directors

REO Plus, Inc.

We have audited tha accompanying balance sheets of REO Plus, Inc. (a Texas development stage company) as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 2011 and 2010 and for the period from August 11, 2009 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REO Plus, Inc. as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years ended December 31, 2011 and 2010, and for the period from August 11, 2009 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, and has not yet produced revenues from operations. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah

May 9, 2012

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Balance Sheets

ASSETS
	December 31,	December 31,
	2011	2010

Current Assets:
Cash	$653	$2,357
Prepaid expense	938	0

Total Current Assets	1,591	2,357

Investment in unconsolidated affiliate	53,784	48,888

Total Assets	$55,375	$51,245

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$8,525	$5,400
Accounts payable, stockholders	85,960	20,960
Accrued interest, stockholders	6,650	3,325

Total Current Liabilities	101,135	29,685

Note payable, stockholder	190,000	190,000

Total Liabilities	291,135	219,685

Stockholders’ (Deficit) Equity:
Preferred stock, $.001 par value, 10,000,000 shares
authorized and 0 shares issued and outstanding	0	0
Common stock, $.001 par value, 500,000,000 shares
authorized, 1,869,000 shares issued and outstanding	1,870	1,870
Additional paid-in capital	53,130	53,130
Deficit accumulated during the development stage	(290,760)	(223,440)

Total Stockholders’ (Deficit) Equity	(235,760)	(168,440)

Total Liabilities and Stockholders’ (Deficit) Equity	$55,375	$51,245

The accompanying notes are an integral part of these financial statements.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Operations

			For the Period
	For the	For the	from Inception
	Year	Year	(August 11, 2009)
	Ended	Ended	to
	December 31,	December 31,	December 31,
	2011	2010	2011

Costs and Expenses:
Professional fees	$58,916	$27,681	$96,134

Net income (Loss) from Operations	(58,916)	(27,681)	(96,134)

Other Income (Expense):
Equity in income (loss) of
unconsolidated affiliate	4,896	(2,872)	2,024
Interest	(13,300)	(6,650)	(19,950)

Net Income (Loss) before
Income Tax	(67,320)	(37,203)	(114,060)

Income Tax (Provsion) Benefit	0	0	0

Net Income (Loss)	$(67,320)	$(37,203)	$(114,060)

Net Income (Loss) per Share	$(0.04)	$(0.02)

Fully Diluted Income (Loss) per Share	$(0.04)	$(0.02)

Weighted Average Shares Outstanding	$1,869,000	$1,869,000

The accompanying notes are an integral part of these financial statements.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Changes in Stockholders’ Equity (Deficit)

For the Period from Inception (August 11, 2009) through December 31, 2011

	Common
	Stock			Additional
	Subscription	Common Stock		Paid-In	Accumulated
	Receivable	Shares	Amount	Capital	Deficit	Total

Stock subscription,
August 11, 2009	$(27,500)	934,500	$935	$26,565	$0	$0

Stock subscription
receipts,
November 4, 2009	13,750	0	0	0	0	13,750

Stock subscription
receipts,
November 14, 2009	13,750	0	0	0	0	13,750

Net loss
August 11, 2009 -
December 31, 2009	0	0	0	0	(9,537)	(9,537)

Balance,
December 31, 2009	0	934,500	935	26,565	(9,537)	17,963

Issuance of stock for investment,
January 2, 2010	0	934,500	935	26,565	0	27,500

Deemed dividend	0	0	0		(176,700)	(176,700)

Net loss
January 1, 2010 –
December 31, 2010	0	0	0	0	(37,203)	(37,203)

Balance,
December 31, 2010	0	1,869,000	1,870	53,130	(223,440)	(168,440)

Net loss
January 1, 2011 –
December 31, 2011	0	0	0	0	(67,320)	(67,320)

Balance,
December 31, 2011	$0	1,869,000	$1,870	$53,130	$(290,760)	$(235,760)

The accompanying notes are an integral part of these financial statements.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Cash Flows

			For the Period
	For the	For the	from Inception
	Year	Year	(August 11, 2009)
	Ended	Ended	to
	December 31,	December 31,	December 31,
	2011	2010	2011

Cash Flows from Operating Activities:
Net Income (Loss)	$(67,320)	$(37,203)	$(114,060)
Adjustments to reconcile net income (loss)
to cash used by operating activities:
Equity in (income) loss of unconsolidated
affiliate	(4,896)	2,872	(2,024)
Increase in prepaid expenses	(938)	0	(938)
Increase in accrued interest	3,325	3,325	6,650
Increase in accounts payable and accrued
expenses	3,125	5,400	8,525

Total Adjustments	616	11,597	12,213

Net Cash (Used) Provided by Operating Activities	(66,704)	(25,606)	(101,847)

Cash Flows from Investing Activities:
Increase in invesment in unconsolidated
affiliate	0	(10,960)	(10,960)

Net Cash Used by Investing Activities	0	(10,960)	(10,960)

Cash Flows from Financing Activities:
Advances from stockholders	65,000	20,960	85,960
Issuance of common stock	0	0	27,500

Net Cash Provided by Financing Activities	65,000	20,960	113,460

Net (Decrease) Increase in Cash	(1,704)	(15,606)	653

Cash, Beginning of Period	2,357	17,963	0

Cash, End of Period	$653	$2,357	$653

Interest paid	$9,975	$3,325	$13,300

Income Taxes Paid	$0	$0	$0

The accompanying notes are an integral part of these financial statements.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)
Schedules of Non-Cash Investing and Financing Activities

			For the Period
	For the	For the	from Inception
	Year	Year	(August 11, 2009)
	Ended	Ended	to
	December 31,	December 31,	December 31,
	2011	2010	2011

Acquisition of investment in affiliate	$0	$40,800	$40,800

Issuance of note payable for investment in affiliate	$0	$190,000	$190,000

Issuance of common stock for investment in affiliate	$0	$27,500	$27,500

Dividend related to acquisition of investment	$0	$176,700	$176,700

The accompanying notes are an integral part of these financial statements.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 1. ORGANIZATION AND BACKGROUND

REO Plus, Inc. (“the Company”) was organized on August 11, 2009 for the purpose of investing in real estate. The Company has had no operations other than its acquisition of 40% of Ananda Investments, LLC, (“Ananda.”)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Investments in Unconsolidated Entities

The Company accounts for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting. The Company’s share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities. Dividends, if any, are recorded as a reduction of the investment.

Organization Costs

The Company has expensed its organization costs as incurred.

Stock Issuance Costs

The Company’s policy is to net the costs of stock issuance against the proceeds from the stock issuance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to the valuation of deferred tax assets and investments in unconsolidated affiliates. Accordingly, actual results could differ from those estimates.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company incurred losses of $114,060 since its inception and has not yet produced earnings from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern. Management anticipates that it will be able to raise additional working capital through the issuance of stock through a private equity offering.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to attain a satisfactory level of profitability and obtain suitable and adequate financing. There can be no assurance that management’s plan will be successful.

NOTE 3. INVESTMENT IN AFFILIATE

On January 2, 2010 the Company acquired a 40% interest in Ananda, a Texas limited liability company, which owns a commercial real estate rental property in Houston, Texas. This acquisition was accomplished by the issuance of 934,500 shares of the Company’s common stock valued at $27,500 and the issuance of a promissory note in the amount of $190,000. The investment was acquired from a controlling shareholder and recorded at the controlling shareholder’s cost basis with a resulting “deemed” dividend. The transaction was treated as a transfer between entities under common control as follows:
Issuance of common stock	$27,500
Issuance of promissory note	190,000
217,500

Deemed dividend	(176,700)

Purchase price of investment in affiliate	$40,800

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 3. INVESTMENT IN AFFILIATE (continued)

Summary financial results of Ananda for the years ended December 31, 2011 and 2010 are as follows:

Operations		Financial Position

	2011		2011	2010

Rental income	$84,179	Cash	$49,197	$20,121
Operating expenses	(71,938)	Other current assets	1,430	1,560
		Land, buildings and improvements	519,153	545,052
Net income	$12,241	Other assets	5,925	8,147

Equity in income of		Total Assets	$575,705	$574,880
unconsolidated affiliate	$4,896
		Deposits and accrued expenses	$15,082	$14,973
		Mortgage payable	426,163	437,688

	2010	Total Liabilities	441,245	452,661

Rental income	$67,568	Members' equity	277,845	277,845
Operating expenses	(74,749)	Accumulated deficit	(143,385)	(155,626)

Net loss	$(7,181)	Total Equity	134,460	122,219

Equity in loss of		Total Liabilities and Equity	$575,705	$574,880
unconsolidated affiliate	$(2,872)
		Investment in unconsolidated affiliate	$53,784	$48,888

NOTE 4. NOTE PAYABLE, RELATED PARTY

In connection with the Company’s acquisition of its investment in Ananda, the Company executed a note payable to a majority stockholder in the amount of $190,000 with interest accruing at 7% per annum commencing on the first day of the fourth month after Ananda obtained an occupancy permit for the property it owns in Houston, Texas. The permit was obtained on April 1, 2010, therefore the note of $190,000 began accruing interest on July 1, 2010. On October 1, 2010, interest was due in the amount of $3,325, from July 1, 2010 through September 30, 2010. Thereafter, $3,325 is due on January 1, 2011 and each subsequent third month until January 1, 2020 when a final balloon payment of $190,000 plus accrued interest is due and payable.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 5. RELATED PARTIES

A majority stockholder is the sole director of the Company and the payee of the Company’s $190,000 note payable. Such stockholder owns a 95% interest in the Company through his 50% ownership of REO and 90% ownership of the other 50% corporate stockholder of REO.

During the year ended December 31, 2011, the majority stockholder advanced the Company $65,000. The balance due to stockholders as of December 31, 2011 is $85,960. The Company expects to settle the accounts by December 31, 2012.

NOTE 6. COMMON STOCK

The Company is authorized to issue 500,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

NOTE 7. INCOME TAX BENEFIT

The Company accounts for income taxes in accordance with ASC Topic 740 which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

Deferred tax assets are comprised of the following:

	December 31,
	2011	2010
Deferred tax assets:
Net operating loss carryforward	$$18,841	$7,011
Less valuation allowance	$(18,841)	$(7,011)
	$0	$0
Recorded as follows:
Current asset	$0	$0
Other liability	$0	$0
	$0	$0

The Company has available at December 31, 2011, tax operating loss carryforwards of approximately $114,000, which may be applied against future taxable income and which expire in 2029 through 2031.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 7. INCOME TAX BENEFIT (continued)

The amount and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.

At December 31, 2011, the Company has recorded a valuation allowance of $18,841 to fully offset the deferred tax asset. The change in the valuation allowance for the year ended December 31, 2011 is $11,830.

The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal statutory graduated tax rates to the Company’s effective tax rate for the years ended December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010

Federal provision (benefit) at statutory graduated tax rates	(17.57%)	(15.00%)
Change in valuation allowance	17.57%	15.00%

	0.00%	0.00%

The Company has no tax positions at December 31, 2011 and 2010 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2011 and 2010, the Company recognized no interest and penalties. The Company had no accruals for interest and penalties at December 31, 2011 and 2010.

All tax years from inception are open to examination by the Internal Revenue Service.

NOTE 8. FAIR VALUE

The fair value of the Company’s financial assets and liabilities approximates their respective carrying values, due to their nature.

NOTE 9. COMPREHENSIVE INCOME

The Company has no other comprehensive income.

NOTE 10. COMMITMENTS

On February 6, 2012, the balance of accounts payable stockholder was $105,960. On that same date the balance was converted into two promissory notes; one note payable to the individual stockholder and another note payable to the corporate stockholder. The note payable to an individual stockholder has a principal balance of $85,960 which includes $65,960 payable to such stockholder as of December 31, 2011.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010
and
For the Period from Inception (August 11, 2009) through December 31, 2011

NOTE 10. COMMITMENTS (continued)

An additional $20,000 was advanced during January 2012. The note bears interest at 5% per annum and the principal and accrued interest thereon is due February 5, 2013.

The second promissory note is payable to a corporation and has a principal balance of $20,000. The note bears interest at 5% per annum and the principal and accrued interest thereon is due February 5, 2013.

NOTE 11. SUBSEQUENT EVENTS

Subsequent events have been evaluated by management for potential recognition or disclosure through the date these financial statements were issued. Subsequent events did not have a significant impact on the financial condition or results of operations.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Financial Statements (Unaudited)

For the Six Months Ended June 30, 2012

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Balance Sheets

ASSETS
	June 30,	December 31,
	2012	2011
	(Unaudited)

Current Assets:
Cash	$4,088	$653
Prepaid expense	0	938

Total Current Assets	4,088	1,591

Investment in unconsolidated affiliate	54,020	53,784

Total Assets	$58,108	$55,375

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$11,100	$8,525
Accounts payable, stockholders	0	85,960
Notes payable, stockholders	140,960	0
Accrued interest, stockholders	5,675	6,650

Total Current Liabilities	157,735	101,135

Note payable, related party	190,000	190,000

Total Liabilities	347,735	291,135

Stockholders’ (Deficit) Equity:
Preferred stock, $.001 par value, 10,000,000 shares
authorized and 0 shares issued and outstanding	0	0
Common stock, $.001 par value, 500,000,000 shares
authorized, 1,869,000 shares issued and outstanding	1,870	1,870
Additional paid-in capital	53,130	53,130
Deficit accumulated during the development stage	(344,627)	(290,760)

Total Stockholders’ (Deficit) Equity	(289,627)	(235,760)

Total Liabilities and Stockholders’ (Deficit) Equity	$58,108	$55,375

See accompanying notes.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Operations (Unaudited)

			For the Period
			from Inception
			(August 11, 2009)
	For the Six Months Ended		to
	June 30,		June 30,
	2012	2011	2012

Costs and Expenses:
Professional fees	$45,076	$24,955	$141,210

Net Income (Loss) from Operations	(45,076)	(24,955)	(141,210)

Other Income (Expense):
Equity in income (loss) of
unconsolidated affiliate	236	2,374	2,260
Interest, stockholders	(9,027)	(6,650)	(28,977)

Net Income (Loss) before
Income Tax	(53,867)	(29,231)	(167,927)

Income Tax (Provsion) Benefit	0	0	0

Net Income (Loss)	$(53,867)	$(29,231)	$(167,927)

Net Income (Loss) per Share	$(0.03)	$(0.02)

Fully Diluted Income (Loss) per Share	$(0.03)	$(0.02)

Weighted Average Shares Outstanding	1,869,000	1,869,000

See accompanying notes.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Changes in Stockholders’ Equity (Deficit) (Unaudited)

For the Period from Inception (August 11, 2009) through June 30, 2012

	Common
	Stock			Additional
	Subscription	Common Stock		Paid-In	Accumulated
	Receivable	Shares	Amount	Capital	Deficit	Total

Stock subscription,
August 11, 2009	$(27,500)	934,500	$935	$26,565	$0	$0

Stock subscription
receipts,
November 4, 2009	13,750	0	0	0	0	13,750

Stock subscription
receipts,
November 4, 2009	13,750	0	0	0	0	13,750

Net loss
August 11, 2009 --
December 31, 2009	0	0	0	0	(9,537)	(9,537)

Balance,
December 31, 2009	0	934,500	935	26,565	(9,537)	17,963

Issuance of stock for
investment
January 2, 2010	0	934,500	935	26,565	0	27,500

Deemed dividend	0	0	0		(176,700)	(176,700)

Net loss
January 1, 2010 –
December 31, 2010	0	0	0	0	(37,203)	(37,203)

Balance,
December 31, 2010	0	1,869,000	1,870	53,130	(223,440)	(168,440)

Net loss
January 1, 2011 –
December 31, 2011	0	0	0	0	(67,320)	(67,320)

Balance,
December 31, 2011	0	1,869,000	1,870	53,130	(290,760)	(235,760)

Net loss,
January 1, 2012 –
June 30, 2012	0	0	0	0	(53,867)	(53,867)

Balance,
June 30, 2012	$0	1,869,000	$1,870	$53,130	$(344,627)	$(289,627)

See accompanying notes.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Statements of Cash Flows (Unaudited)

			For the Period
			from Inception
			(August 11, 2009)
	For the Six Months Ended		to
	June 30,		June 30,
	2012	2011	2012

Cash Flows from Operating Activities:
Net Income (Loss)	$(53,867)	$(29,231)	$(167,927)
Adjustments to reconcile net income (loss)
to cash used by operating activities:
Equity in (income) loss
of unconsolidated affiliate	(236)	(2,374)	(2,260)
Decrease (Increase) in prepaid expenses	938	(2,813)	0
(Decrease) Increase in accrued interest	(975)	0	5,675
(Decrease) Increase in accounts payable
and accrued expenses	2,575	(2,100)	11,100

Total Adjustments	2,302	(7,287)	14,515

Net Cash (Used) Provided by Operating Activities	(51,565)	(36,518)	(153,412)

Cash Flows from Investing Activities:
Increase in invesment in unconsolidated
affiliate	0	0	(10,960)

Net Cash Used by Investing Activities	0	0	(10,960)

Cash Flows from Financing Activities:
Advances from stockholders	0	40,000	0
Proceeds from notes payable to stockholders	55,000	0	140,960
Issuance of common stock	0	0	27,500

Net Cash Provided by Financing Activities	55,000	40,000	168,460

Net Increase (Decrease) in Cash	3,435	3,482	4,088

Cash, Beginning of Period	653	2,357	0

Cash, End of Period	$4,088	$5,839	$4,088

Interest Paid	$10,002	$6,650	$19,950

Income Taxes Paid	$0	$0	$0

See accompanying notes.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Schedules of Non-Cash Investing and Financing Activities

			For the Period
			from Inception
			(August 11, 2009)
	For the Six Months Ended		to
	June 30,		June 30,
	2012	2011	2012

Acquisition of investment in affiliate	$0	$0	$40,800

Exchange of advances from related parties for note payable to related parties	$85,960	$0	$0

Issuance of note payable for investment in affiliate	$0	$0	$190,000

Issuance of common stock for investment in affiliate	$0	$0	$27,500

Dividend related to acquisition of investment	$0	$0	$176,700

See accompanying notes.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements (Unaudited)

For the Six Months Ended June 30, 2012

NOTE 1.  ORGANIZATION AND BACKGROUND

REO Plus, Inc. (“the Company”) was organized on August 11, 2009 for the purpose of investing in real estate.  The Company has had no operations other than its acquisition of 40% of Ananda Investments, LLC, (“Ananda.”)

Preparation of Interim Financial Statements

Management believes that all adjustments necessary for a fair statement of the results for the interim periods have been made and all such adjustments are of a normal recurring nature.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and income tax reporting.  Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.  Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes.  Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Investments in Unconsolidated Entities

The Company accounts for investments in less than 50% owned and more than 20% owned entities using the equity method of accounting.  The Company’s share of earnings (loss) of such entities is recorded as a single amount as equity (loss) in earnings of unconsolidated entities.  Dividends, if any, are recorded as a reduction of the investment.

Organization Costs

The Company has expensed its organization costs as incurred.

Stock Issuance Costs

The Company’s policy is to net the costs of stock issuance against the proceeds from the stock issuance.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates (continued)

The more significant areas requiring the use of management estimates relate to the valuation of deferred tax assets and investments in unconsolidated affiliates.  Accordingly, actual results could differ from those estimates.

Jumpstart Our Business Startups Act

The Company has elected, under Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS” Act), to use the extended transition period for complying with new or revised accounting standards.  This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, the Company’s financial statements may not be comparable to those of companies that comply with public company effective dates.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company incurred losses of $167,927 since its inception and has not yet produced earnings from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.  Management anticipates that it will be able to raise additional working capital through the issuance of stock through a private equity offering.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to attain a satisfactory level of profitability and obtain suitable and adequate financing.  There can be no assurance that management’s plan will be successful.

NOTE 3.  INVESTMENT IN AFFILIATE

On January 2, 2010 the Company acquired a 40% interest in Ananda, a Texas limited liability company, which owns a commercial real estate rental property in Houston, Texas.  This acquisition was accomplished by the issuance of 934,500 shares of the Company’s common stock valued at $27,500 and the issuance of a promissory note in the amount of $190,000. The investment was acquired from a controlling shareholder and recorded at the controlling shareholder’s cost basis with a resulting “deemed” dividend.  The transaction was treated as a transfer between entities under common control as follows:

Issuance of common stock	$27,500
Issuance of promissory note	190,000
217,500

Deemed dividend	(176,700)

Purchase price of investment in affiliate	$40,800

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 3. INVESTMENT IN AFFILIATE (continued)
Summary results of operations for Ananda for the three months ended June 30, 2012 and 2011 are as follows:

Operations
	June 30,	June 30,
	2012	2011

Rental income	$37,014	$42,072
Operating expenses	(36,424)	(36,137)

Net income	$590	$5,935

Equity in income of
unconsolidated affiliate	$236	$2,374

Summary financial position for Ananda for the six months ended June 30, 2012 and for the year ended December 31, 2011 follows:

Financial Position
	June 30,	December 31,
	2012	2011

Cash	$47,385	$49,197
Other current assets	7,086	1,430
Land, buildings and improvements	506,203	519,153
Other assets	4,814	5,925

Total Assets	$565,488	$575,705

Deposits and accrued expenses	$10,277	$15,082
Mortgage payable	420,161	426,163

Total Liabilities	430,438	441,245

Members' equity	277,845	277,845
Accumulated deficit	(142,795)	(143,385)

Total Equity	135,050	134,460

Total Liabilities and Equity	$565,488	$575,705

Investment in unconsolidated affiliate	$54,020	$53,784

NOTE 4.     NOTE PAYABLE, STOCKHOLDER

At June 30, 2012, notes payable stockholders consist of the following:

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due February 5, 2013	$85,960

Note payable to an individual, bearing interest at
5% per annum; unsecured, principal and interest
due April 30, 2013	35,000

Note payable to a corporation, bearing interest at
5% per annum; unsecured, principal and interest
due February 5, 2013	20,000

$140,960

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 5.  NOTE PAYABLE, RELATED PARTY

In connection with the Company’s acquisition of its investment in Ananda, the Company executed a note payable to a majority stockholder in the amount of $190,000 with interest accruing at 7% per annum commencing on the first day of the fourth month after Ananda obtained an occupancy permit for the property it owns in Houston, Texas.  The permit was obtained on April 1, 2010, therefore the note of $190,000 began accruing interest on July 1, 2010.  On October 1, 2010, interest was due in the amount of $3,325, from July 1, 2010 through September 30, 2010.  Thereafter, $3,325 is due on January 1, 2011 and each subsequent third month until January 1, 2020 when a final balloon payment of $190,000 plus accrued interest is due and payable.

NOTE 6.  RELATED PARTIES

A majority stockholder is the sole director of the Company and the payee of the Company’s $190,000 note payable.  Such stockholder owns a 95% interest in the Company through his 50% ownership of REO and 90% ownership of the other 50% corporate stockholder of REO.

The majority stockholder advanced the Company $55,000 during the six months ended June 30, 2012.

NOTE 7.  COMMON STOCK

The Company is authorized to issue 500,000,000 shares of $.001 par value common stock and 10,000,000 shares of $.001 par value preferred stock.

NOTE 8.  INCOME TAX BENEFIT

The Company accounts for income taxes in accordance with ASC Topic 740 which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carryforwards.

Deferred tax assets are comprised of the following:

	June 30,	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforward	$27,308	$18,841
Less valuation allowance	(27,308)	(18,841)

	$0	$0

Recorded as follows:
Current asset	$0	$0
Other liability	0	0

	$0	$0

The Company has available at June 30, 2012, tax operating loss carryforwards of approximately $168,000, which may be applied against future taxable income and which expire in 2029 through 2032.

REO Plus, Inc.
(A Texas Corporation in the Development Stage)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 8.    INCOME TAX BENEFIT (continued)

The amount and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.

At June 30, 2012, the Company has recorded a valuation allowance of $27,308 to fully offset the deferred tax asset.  The change in the valuation allowance for the six months ended June 30, 2012 is $8,467.

The reconciliation of the provision (benefit) for income taxes computed at the U.S. federal statutory graduated tax rates to the Company’s effective tax rate for the six months ended June 30, 2012 and 2011 is as follows:

	June 30,
	2012	2011

Federal provision (benefit) at statutory graduated tax rates	(15.72%)	(17.57%)
Change in valuation allowance	15.72%	17.57%

	0.00%	0.00%

The Company has no tax positions at June 30, 2012 and December 31, 2011 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.
The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.  During the periods ended June 30, 2012 and 2011, the Company recognized no interest and penalties.  The Company had no accruals for interest and penalties at June 30, 2012 and December 31, 2011.

All tax years from inception are open to examination by the Internal Revenue Service.

NOTE 9.      FAIR VALUE

The fair value of the Company’s financial assets and liabilities approximates their respective carrying values, due to their nature.

NOTE 10.   COMPREHENSIVE INCOME

The Company has no other comprehensive income.

NOTE 11.   SUBSEQUENT EVENTS

Subsequent events have been evaluated by management for potential recognition or disclosure through the date these financial statements were issued.  Subsequent events did not have a significant impact on the financial condition or results of operations.

Ananda Investments, LLC
(A Texas Limited Liability Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

Ananda Investments, LLC
We have audited the accompanying balance sheets of Ananda Investments, LLC (a Texas limited liability company (the Company) as of December 31, 2011 and 2010, and the related statements of operations and members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting, as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ananda Investments, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Salt Lake City, Utah

May 9, 2012

Ananda Investments, LLC
(A Texas Limited Liability Company)

Balance Sheets
	December 31,
	2011	2010

ASSETS

Current Assets:
Cash	$49,197	$20,121
Prepaid insurance	1,430	1,560

Total Current Assets	50,627	21,681

Property and Equipment:
Land	100,000	100,000
Building and improvements	517,981	517,981

Total Property and Equipment	617,981	617,981

Accumulated depreciation	(98,828)	(72,929)

Property and Equipment, net	519,153	545,052

Other Assets:
Deferred loan costs	5,925	8,147

Total Assets	$575,705	$574,880

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accrued expenses	$9,500	$9,391
Current portion of long-term debt	12,572	11,909

Total Current Liabilities	22,072	21,300

Lease deposit	5,582	5,582
Long-term debt	413,591	425,779

Total Liabilities	441,245	452,661

Members' Equity	134,460	122,219

Total Liabilities and Members' Equity	$575,705	$574,880

The accompanying notes are an integral part of these financial statements.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Statements of Operations and Members' Equity

	For the Years Ended
	December 31,
	2011	2010

Revenues:	$84,179	$67,568

Costs and Expenses:
Depreciation and amortization	28,121	21,546
Property taxes	9,501	9,392
Insurance	6,305	6,033
Repairs and maintenance	560	4,307
General and administrative	48	818

Total Costs and Expenses	44,535	42,096

Net Income from Operations	39,644	25,472

Other Income (Expense):
Interest income	0	5
Interest expense	(27,403)	(32,658)

Net Income (Loss)	12,241	(7,181)

Members' Equity, Beginning of Year	122,219	102,000

Contributions from members	0	27,400

Members' Equity, End of Year	$134,460	$122,219

The accompanying notes are an integral part of these financial statements.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Statements of Cash Flows
	For the Years Ended
	December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$12,241	$(7,181)
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization	28,121	21,546
Decrease (Increase) in prepaid insurance	130	(1,560)
Increase (Decrease) in accrued expenses	109	(406)

Total Adjustments	28,360	19,580

Net Cash Provided by Operating Activities	40,601	12,399

Cash Flows from Investing Activities:
Building improvements	0	(59,574)

Net Cash Used by Investing Activities	0	(59,574)

Cash Flows from Financing Activities:
Decrease in capital contributions receivable
from members	0	1,000
Deferred loan costs	0	(8,888)
Proceeds from note payable	0	500,693
Payments on note payable	(11,525)	(454,833)
Contributions from members	0	27,400

Net Cash (Used) Provided by Financing Activities	(11,525)	65,372

Net Increase in Cash	29,076	18,197

Cash, Beginning of Year	20,121	1,924

Cash, End of Year	$49,197	$20,121

Interest Paid	$27,403	$32,658

Taxes Paid	$0	$0

The accompanying notes are an integral part of these financial statements.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010

NOTE 1. ORGANIZATION AND BACKGROUND

Ananda Investments, LLC (“the Company”) was organized in Texas on March 26, 2004 for the purpose of investing in real estate. The Company owns and operates a building located in Houston, Texas.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets. Depreciation of the building and improvements is provided over twenty years. Significant gains and losses from retirements or disposition of assets are credited or charged to income at the time of disposition.

Maintenance and repair costs are charged against income as incurred. Significant improvements or betterments are capitalized and depreciated over the estimated economic life of the asset.

Organization Costs

The Company has expensed its organization costs as incurred.

Revenue Recognition

The Company’s revenue is derived from the leasing of commercial and residential property. The terms of the Company’s operating leases range from two years to five years. Rental income is recognized on the accrual basis at the first of each month when the rents become due.

Income Taxes

On January 1, 2010 the Company, with the consent of its stockholders, elected to change its organization from a corporation to a limited liability company. At even date, the Company terminated its S-corporation status with the Internal Revenue Service.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes (continued)

In connection with its organization as a limited liability company, the Company is taxed as a partnership. Taxable income or losses of the Company are passed through to the Company’s members, in accordance with each member’s percentage of ownership, for inclusion in each individual member’s income tax return.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to depreciation of property and equipment and amortization of deferred loan costs. Accordingly, actual results could differ from those estimates.

NOTE 3. DEFERRED LOAN COSTS

At December 31, 2011 deferred loan costs consist of the following:

Deferred loan costs	$8,888

Accumulated amortization	(2,963)

$5,925
Future amortization of deferred loan costs is as follows:

2012	$2,222
2013	2,222
2014	1,481

$5,925

For the year ended December 31, 2011, amortization of deferred loan costs was $2,222.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010

NOTE 4. LONG-TERM DEBT

As of December 31, 2011 long-term debt consists of an installment note payable to a bank, bearing interest at 6.25% per annum, secured by a first lien deed of trust on the land and building located in Houston, Texas. The note is payable in monthly installments of $3,244 and matures during September, 2014.

At December 31, 2011, long-term debt is as follows:

Note payable	$426,163

Less current portion	(12,572)

Long-term debt	$413,591

Maturities of long-term debt are as follows:

2012	$12,572
2013	13,459
2014	400,132

$426,163

Total interest for the years ended December 31, 2011 and 2010 was $27,403 and $32,658, respectively.

NOTE 5. MEMBERS’ EQUITY

The Company is a Texas limited liability company, therefore the personal liability of the members is limited. All of the members are managers and have equal rights and privileges, except for profits or losses that are shared proportionate to their ownership percentages.

NOTE 6. RELATED PARTIES

From time to time, the Company’s members advance funds for the Company’s expenses in the normal course of business. At December 31, 2011 and 2010, there were no advances outstanding to the Company’s members.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Years Ended December 31, 2011 and 2010

NOTE 7. OPERATING LEASE COMMITMENTS

The Company leases commercial and residential space to a tenant under a noncancelable operating lease having a five-year term. The current lease will expire July 31, 2012. Future minimum rents under the lease for the seven months ending July 31, 2012 are $46,633.

NOTE 8. FAIR VALUE

The fair value of the Company’s long-term note payable approximates its carrying value based on the current rates offered by financial institutions for notes of the same remaining maturity.

NOTE 9. COMPREHENSIVE INCOME

The Company has no other comprehensive income.

NOTE 10. SUBSEQUENT EVENTS

Subsequent events have been evaluated by management for potential recognition or disclosure through the date these financial statements were issued. Subsequent events did not have a significant impact on the financial condition or results of operations.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Financial Statements (Unaudited)

For the Six Months Ended June 30, 2012

Ananda Investments, LLC
(A Texas Limited Liability Company)

Balance Sheets

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS

Current Assets:
Cash	$47,385	$49,197
Rents receivable, no allowance considered necessary	2,800	0
Prepaid insurance	4,286	1,430

Total Current Assets	54,471	50,627

Property and Equipment:
Land	100,000	100,000
Building and improvements	517,981	517,981

Total Property and Equipment	617,981	617,981

Accumulated depreciation	(111,778)	(98,828)

Property and Equipment, net	506,203	519,153

Other Assets:
Deferred loan costs	4,814	5,925

	$565,488	$575,705

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
Accrued expenses	$4,695	$9,500
Current portion of long-term debt	13,046	12,572

Total Current Liabilities	17,741	22,072

Lease deposit	5,582	5,582
Long-term debt	407,115	413,591

Total Liabilities	430,438	441,245

Members' Equity	135,050	134,460

	$565,488	$575,705

See accompanying notes.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Statements of Income and Members' Equity (Unaudited)

	For the Six Months Ended
	June 30,
	2012	2011

Revenues:	$37,014	$42,072

Costs and Expenses:
Depreciation and amortization	14,060	14,060
Property taxes	4,354	4,696
Insurance	3,453	3,214
Repairs and maintenance	1,096	320
General and administrative	0	92

Total Costs and Expenses	22,963	22,382

Net Income from Operations	14,051	19,690

Other Income (Expense):
Interest	(13,461)	(13,755)

Net Income	590	5,935

Members' Equity, Beginning of Period	134,460	122,219

Members' Equity, End of Period	$135,050	$128,154

See accompanying notes.

Ananda Investments, LLC
(A Texas Limited Liability Company)
Statements of Cash Flows (Unaudited)

	For the Six Months Ended
	June 30,
	2012	2011

Cash Flows from Operating Activities:
Net income	$590	$5,935
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	14,060	14,060
(Increase) in rents receivable	(2,800)	0
(Increase) in prepaid insurance	(2,855)	(2,000)
(Decrease) in accrued expenses	(4,805)	(4,696)

Total Adjustments	3,600	7,364

Net Cash Provided by Operating Activities	4,190	13,299

Cash Flows from Financing Activities:
Payments on long-term debt	(6,002)	(5,709)

Net Cash Used by Financing Activities	(6,002)	(5,709)

Net (Decrease) Increase in Cash	(1,812)	7,590

Cash, Beginning of Period	49,197	20,121

Cash, End of Period	$47,385	$27,711

Interest paid	$13,461	$13,755

Income Taxes Paid	$0	$0

See accompanying notes.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 1.      ORGANIZATION AND BACKGROUND

Ananda Investments, LLC (“the Company”) was organized in Texas on March 26, 2004 for the purpose of investing in real estate.  The Company owns and operates a building located in Houston, Texas.

Preparation of Interim Financial Statements

Management believes that all adjustments necessary for a fair statement of the results for the interim periods have been made and all such adjustments are of a normal recurring nature.

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost.  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets.  Depreciation of the building and improvements is provided over twenty years.  Significant gains and losses from retirements or disposition of assets are credited or charged to income at the time of disposition.

Maintenance and repair costs are charged against income as incurred.  Significant improvements or betterments are capitalized and depreciated over the estimated economic life of the asset.

Organization Costs

The Company has expensed its organization costs as incurred.

Revenue Recognition

The Company’s revenue is derived from the leasing of commercial and residential property.  The terms of the Company’s operating leases range from two years to five years.

Rental income is recognized on the accrual basis at the first of each month when the rents become due.

Income Taxes

On January 1, 2010 the Company, with the consent of its stockholders, elected to change its organization from a corporation to a limited liability company.  At even date, the Company terminated its S-corporation status with the Internal Revenue Service.

In connection with its organization as a limited liability company, the Company is taxed as a partnership.  Taxable income or losses of the Company are passed through to the Company’s members, in accordance with each member’s percentage of ownership, for inclusion in each individual member’s income tax return.

The Company has no tax positions at June 30, 2012 and December 31, 2011 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Tax years open to examination by the Internal Revenue Service are 2008 through 2011.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates relate to depreciation of property and equipment and amortization of deferred loan costs.  Accordingly, actual results could differ from those estimates.

NOTE 3.    DEFERRED LOAN COSTS

At June 30, 2012 deferred loan costs consist of the following:

Deferred loan costs	$8,888

Accumulated amortization	(4,074)

$4,814
Future amortization of deferred loan costs is as follows:

2013	$2,222
2014	2,222
Two months ending August 31, 2014	370

$4,814

For the six months ended June 30, 2012, amortization of deferred loan costs was $1,110.

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 4.     LONG-TERM DEBT

As of June 30, 2012 long-term debt consists of an installment note payable to a bank, bearing interest at 6.25% per annum, secured by a first lien deed of trust on the land and building located in Houston, Texas.  The note is payable in monthly installments of $3,244 and matures during September, 2014.

On June 30, 2012, long-term debt is as follows:

Note payable	$420,161

Less current portion	(13,046)

Long-term debt	$407,115

Maturities of long-term debt are as follows:

2013	$13,046
2014	13,885
Three months ending September 30, 2014	393,230

$420,161

Total interest for the six months ended June 30, 2012 and 2011 was $13,461 and $13,755, respectively.

NOTE 5.    MEMBERS’ EQUITY
The Company is a Texas limited liability company, therefore the personal liability of the members is limited.  All of the members are managers and have equal rights and privileges, except for profits or losses that are shared proportionate to their ownership percentages.

NOTE 6.    RELATED PARTIES

From time to time, the Company’s members advance funds for the Company’s expenses in the normal course of business.  At June 30, 2012 and December 31, 2011, there were no advances outstanding to the Company’s members.

NOTE 7.   OPERATING LEASE COMMITMENTS

The Company leases commercial and residential space to a tenant under a noncancelable operating lease having a five-year term.  This lease commences on September 1, 2012.  The tenant holds a sublease, having a two-year term for the residential space.  Future minimum rents under the leases are as follows:

July 1, - June 30, 2013	$ 82,470
July 1, - June 30, 2014	98,964
July 1, - June 30, 2015	98,964
July 1, - June 30, 2016	98,964
July 1, - June 30, 2017	98,964
Thereafter	16,494

$ 494,820

Ananda Investments, LLC
(A Texas Limited Liability Company)

Notes to Financial Statements

For the Six Months Ended June 30, 2012

NOTE 8.      FAIR VALUE

The Company’s financial instruments consist of cash and long-term debt, including the current portion.  The carrying value of cash approximates its fair value.  The carrying value of long-term debt, including the current portion approximates its carrying value based on the current rates offered by financial institutions for notes of the same remaining maturity.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between independent and knowledgeable parties who are willing and able to transact for an asset or liability at the measurement date.

		Fair Value at
	Level	June 30, 2012	December 31, 2011

Liabilities:
Long-term note, including current portion	2	$420,161	$426,163

Level 2 inputs are significant observable inputs that are primarily derived from or corroborated by observable market data.

NOTE 9.      COMPREHENSIVE INCOME

The Company has no other comprehensive income.

NOTE 10.    SUBSEQUENT EVENTS

Subsequent events have been evaluated by management for potential recognition or disclosure through the date these financial statements were issued.  Subsequent events did not have a significant impact on the financial condition or results of operations.

Dealer Prospectus Delivery Obligation

    Until February 5, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.